Exhibit 10.6

Engineering, Procurement and Construction Contract

NOVA SCOTIA POWER INC.

- and -

NEWPAGE PORT HAWKESBURY CORP.

July 14, 2010

i

SCHEDULES

Schedule A – Owner’s Requirements

Schedule B – Documents Requiring Numbering

Schedule C – Performance Guarantees, Testing and Liquidated Damages

Schedule D – Change Approval Form

Schedule E – Commercial Operation Certificate

Schedule F – Total Completion Notice

Schedule G – Partial Release and Waiver of Liens and Claims

Schedule H – Release and Certificate of Final Payment

Schedule I – Statutory Declaration

Schedule J – Organizational Chart

Schedule K – Codes and Standards

Schedule L – Form of Letter of Credit

Schedule M – Form of Monthly Report

Schedule N – Cost Expenditure Curve

Schedule O – Parent Guarantee

Schedule P – Documents Requiring Stamping

Schedule Q – Project Plan

Schedule R – Milestone Schedule

Schedule S – Capital Spares

Schedule T – Review Documentation

A copy of the Schedules will be furnished supplementally to the Commission upon request.

ii

Engineering, Procurement and Construction Contract

This Contract is made effective this 14th day of July, 2010

Between

NOVA SCOTIA POWER INC.

- and -

NEWPAGE PORT HAWKESBURY CORP.

Introduction:

A. The Owner and the Contractor have entered into an Asset Purchase Agreement dated April 1, 2010 (“Asset Purchase Agreement”) pursuant to which the Owner has agreed to purchase certain assets comprising real property and equipment;

B. The Owner and the Contractor have entered into a Binding Biomass Cogeneration Utility Plant Construction Term Sheet dated April 1, 2010 (the “Term Sheet”) pursuant to which the Parties agreed upon certain terms to be included in a definitive EPC contract;

C. This Contract is the EPC contract contemplated by the Term Sheet and replaces the Term Sheet in its entirety; and

D. The Contractor has agreed to perform the Work for the Owner as set out in this Contract, on the terms and conditions set out in this Contract.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1 - Definitions

The following terms, wherever capitalized in the Contract, or in any document produced pursuant to the terms of the Contract, shall have the following meanings:

1.1	Applicable Law means the common law, the law of equity and all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, interpretations, Governmental Approvals, directives, and requirements of all Governmental Authorities, which apply to or otherwise affect the Work, the Owner or the Contractor with respect to the Work, or the property of the Owner or the Contractor related to the Work, real or personal, including all environmental, occupational, health and safety laws;

1.2	As-Built Drawings means the controlled and complete set of documents upon which the Contractor records the Work as executed and depicted in the documents issued by the Contractor for the Construction Work;

1.3	Asset Purchase Agreement has the meaning set out in the Introduction to this Contract;

1.4	Builders’ Lien Holdback has the meaning set out in Section 13.4;

1.5	Business Day means any day, except for a Saturday, Sunday, a general statutory holiday or a holiday in Halifax, or Point Tupper, Nova Scotia;

1.6	Capital Spares means the spare parts listed or described in Schedule S – Capital Spares, which list may be revised by mutual agreement of the Parties;

1.7	Change means any change in, addition to, or deletion from the Owner’s Requirements or the Contract Time;

1.8	Change Approval means a written change order signed by both the Contractor and the Owner agreeing to a Change in the form set out at Schedule D – Change Approval Form;

1.9	Codes and Standards means the codes and standards attached as Schedule K – Codes and Standards;

1.10	Commencement Date means the date that the Contractor receives the Full Notice to Proceed;

1.11	Commercial Operation means that the Facility sustains 85% of the steam turbine generator MCR with full Emissions Compliance for a period of 120 consecutive operating hours;

1.12	Commercial Operation Certificate means that notice, in the form attached hereto as Schedule E – Commercial Operation Certificate, issued by the Owner to the Contractor pursuant to Section 20.3(a), certifying achievement of Commercial Operation;

1.13	Commercial Operation Date means the date on which Commercial Operation actually occurs;

1.14	Commission means to successfully commission the Facility and provide all services in connection therewith as described in the Owner’s Requirements and Commissioning has a corresponding meaning;

1.15	Construction Work means delivery, fabrication, assembly, construction, construction management, testing, Commissioning and correction, including professional and technical personnel, labour, supervision, administration, materials, transportation, supplies, tools, equipment, and such other work and materials necessary to be performed or supplied to meet the requirements of the Contract, including any work which is not expressly described in the Contract but which is nevertheless necessary for the proper execution of the Work, but does not include Engineering Services or Procurement Services;

1.16	Contract means:

(a)	this Engineering, Procurement and Construction Contract together with all Schedules hereto;

(b)	Change Approvals; and

(c)	Project Plan;

1.17	Contract Price means $92,900,000, which the Owner shall pay for performance of the Work in accordance with Article 13 - Payment, subject to adjustment in accordance with this Contract;

1.18	Contract Time means the period of time from the Commencement Date to the Required Total Completion Date;

1.19	Contractor means NewPage Port Hawkesbury Corp.;

1.20	Contractor Event of Default has the meaning set out in Section 33.1;

1.21	Contractor’s Representative means that individual identified as such in Section 45.2, or an approved replacement;

1.22	Critical Equipment means the steam turbine generator, main transformer and steam condenser;

1.23	Delay LD Start Date has the meaning set out in Section 22.3;

1.24	Delay Liquidated Damages has the meaning set out in Section 22.3;

1.25	Design Documents means all design and construction documents, in any form or medium whatsoever, whether digital, electronic or otherwise, created in the performance of the Work;

1.26	Documentation means all drawings, specifications and other documents, in whatever form whether written or electronic or otherwise, that are required by the Owner’s Requirements or are otherwise prepared by the Contractor or any Subcontractor with respect to the Work;

1.27	Emissions Compliance means compliance with the terms and conditions of the operating approval granted by the Province of Nova Scotia and all Applicable Law regarding emissions in respect of the Facility;

1.28	Engineering Services means the design, planning and engineering of the Facility in accordance with the Owner’s Requirements but does not include Construction Work or Procurement Services;

1.29	Environmental Management Plan means a plan which includes environmental management requirements, mitigation plans, training and orientation requirements, environmental protection rules, reporting and meeting frequency and compliance issues and which plan is consistent with the Policy;

1.30	EPC means engineer, procure and construct;

1.31	Event of Force Majeure means any event which wholly or partly prevents or delays the performance of any obligation arising under this Contract, but only if and to the extent (i) such event is not within the reasonable control of the Party affected, (ii) such event, despite the affected Party’s exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by the affected Party, and (iii) the Party affected has taken all commercially reasonable precautions and measures in order to avoid the effect of such event on such Party’s ability to perform its obligations under this Contract and to mitigate the consequences thereof including any contingency plans agreed between the Parties or which a Party has represented it has in place, and (iv) such event is not the direct result of the affected Party’s negligence or the failure of such Party to perform any of its obligations under this Contract. Subject to the foregoing, a “Force Majeure Event” may include any of the following:

(a)	acts of God or the public enemy, war, whether declared or not, blockade, insurrection, riot, civil disturbance, public disorder, rebellion, violent demonstration, revolution, or sabotage;

(b)	any effect of unusual natural elements, including fire, volcanic eruption, landslide, earthquake, flood, tsunami, lightning, hurricane, unusually severe storm, perils of sea, or similar cataclysmic occurrence or other unusual natural calamity;

(c)	explosion, accident or epidemic;

(d)	accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, bridges, canals or other assistances to or adjuncts of shipping or navigation, epidemic or quarantine;

(e)	strikes, lockouts or other labour disturbances;

(f)	nuclear emergency, radioactive contamination or ionizing radiation or the release of any hazardous material;

(g)	air crash, shipwreck, train wreck, or any other failures or delays of transportation if the cause of such other failure or delay otherwise would qualify under this Contract as an Event of Force Majeure;

but does not include any event to the extent that:

(h)	it is caused by the unavailability of labour (other than unavailability of labour due to such strikes, lockouts or other labour disturbances as are Events of Force Majeure) or raw materials, the breakdown of the Facility or other plant breakdown or equipment failure unless and to the extent that such event is itself caused by an Event of Force Majeure or which if it occurred in relation to either Party would have been an Event of Force Majeure or is caused by a latent defect in the Facility or other plant or equipment;

(i)	the event is constituted by any failure of a Subcontractor unless and to the extent that the Subcontractor was itself affected by an event, which if it occurred in relation to either Party would have been an Event of Force Majeure;

(j)	it relates to the condition of the Work Site or the Owner’s Site including subsurface conditions and contamination at or affecting the Work Site;

(k)	risks associated with that event have been accepted by the relevant Party by the terms of this Contract; or

(l)	it relates to any change in Applicable Law;

1.32	Facility means the physical works of the Project engineered, procured and constructed or to be engineered, procured and constructed in accordance with the Owner’s Requirements and includes the “Utility Plant” and “Common Systems” as those terms are defined in the MO & M Agreement;

1.33	Fee means the Contractor’s fee for the Work, which is equal to the amount arrived at by subtracting the total of the invoices from Subcontractors in respect of the Work (including any amounts paid by the Owner directly to any Subcontractor) from the Contract Price, provided that if this is a negative amount, the Fee shall be $0;

1.34	Full Notice to Proceed means a Notice signed by the Owner directing the Contractor to commence and complete all Work (and not just a portion thereof) and setting out the commencement date for the Work;

1.35	Good Utility Practices means:

(a)	in respect of practices, methods and procedures, those practices, methods and procedures that (1) are generally accepted and followed by prudent, diligent, skilled and experienced designers and engineers of power and utility projects acting in accordance with standards generally adopted by designers and engineers of power and utility projects in North America who reasonably account for local conditions, including local infrastructure support, with respect to equipment having similar characteristics to the Facility, and (2) would be expected by such prudent, diligent, skilled and experienced designers and engineers, at the particular time in question and in the exercise of reasonable judgment in light of facts or circumstances then known or that reasonably should have been known, to accomplish the desired results and goals, including such goals as efficiency, reliability, economy, and profitability, in a manner consistent with Applicable Law, safety and environmental protection; and

(b)	in respect of the design and engineering of the Work other than practices, methods and procedures, the design and engineering of the Owner’s plant known as Tuft’s Cove 6 shall be the standard for Good Utility Practice;

1.36	Goods means any goods, supplies, materials, Intellectual Property or equipment required as part of the Work, or to perform the Work, and which are supplied or fabricated by the Contractor, but do not include Procured Goods;

1.37	Governmental Approval means all Governmental Authority licenses, waivers, consents, registrations, approvals and requirements;

1.38	Governmental Authority means any legislative, administrative, judicial or other governmental authority, agency, court, municipal body or entity in or of Canada or Nova Scotia, any Person or entity controlled by any of the foregoing, and any Person or entity in which the government participates, in each case having legal jurisdiction over the Person in question or the Project and, in the case of the Owner, including the Nova Scotia Utility and Review Board;

1.39	Hazardous Material means any hazardous material, hazardous or toxic substance, hazardous waste, hazardous constituent, and petroleum product (including crude oil or any fraction thereof), in each case defined or regulated as such in or under any Applicable Law which regulates, relates to or imposes liability or standards of conduct concerning the protection of human health or the environment;

1.40	HST means the harmonized sales tax exigible pursuant to the Excise Tax Act (Canada);

1.41	Initial Operation Date means the date on which the Contractor demonstrates that the Facility has sustained 70% of the steam turbine generator MCR and full Emissions Compliance for a period of 120 consecutive hours;

1.42	Intellectual Property means all intellectual property and proprietary rights including without limitation all rights of inventorship and authorship, inventions, patents, patent applications, and know-how for any product, process, method, machine, manufacture, design, composition of matter, or any new or useful improvement thereof, as well as copyrights, trademark, trade dress and service mark rights and all rights in trade secrets;

1.43	Key Personnel means the Contractor’s key personnel for the Work identified in the Organizational Chart;

1.44	Late Completion Charge has the meaning set out in Section 22.2;

1.45	Letter(s) of Credit shall mean one or more irrevocable, transferable standby letters of credit issued by a U.S. commercial bank, a Schedule I Canadian Chartered Bank, or a US or Canadian branch of a bank, which is not a U.S. commercial bank or a Schedule I Canadian Chartered Bank, with such bank having a Credit Rating of at least A- from S&P or A3 from Moody’s, in the form set out in Schedule L – Form of Letter of Credit and in the amount(s) specified in this Contract or such other form acceptable to the Owner;

1.46	Liquidated Damages means the Late Completion Charge, Delay Liquidated Damages and the Performance Liquidated Damages;

1.47	Listed Suppliers means those Subcontractors who will supply equipment as set out in the Owner’s Requirements;

1.48	MCR means maximum continuous power rating as provided by the selected manufacturer of the steam turbine generator at the boiler design conditions set out in the Owner’s Requirements;

1.49	Major Equipment means the Critical Equipment and any major equipment specified in the Owner’s Requirements;

1.50	Milestone Schedule means the schedule set out in Schedule R – Milestone Schedule for certain milestones that the Contractor must meet including the design freeze date, environmental release date, the powerhouse building weather tight date, the Initial Operation Date, the Commercial Operation Date and the Total Completion Date;

1.51	Mill Services has the meaning set out in Section 33.2(a);

1.52	MO & M Agreement means the Management, Operations and Maintenance Agreement between the Parties dated April 1, 2010;

1.53	Notice has the meaning set out in Section 45.3;

1.54	Operating Manuals means the O&M Manual together with the OEM Manuals;

1.55	O&M Manual means an integrated set of documents intended to provide the Facility’s management, operation and maintenance personnel with information necessary to allow such personnel to maintain and operate the Facility and its Systems, equipment and components in a safe, reliable and efficient manner;

1.56	OEM Manuals means operating manuals from the original equipment manufacturers of the equipment incorporated into the Facility;

1.57	Organizational Chart means the organizational chart attached as Schedule J – Organizational Chart;

1.58	Other Contractors means the contractors, consultants, or engineers retained by the Owner, to perform any work or services at, or related to, the Owner’s Site, other than the Contractor;

1.59	Owner Event of Default has the meaning set out in Section 33.5;

1.60	Owner Holdback has the meaning set out in Section 13.5(b)(ii);

1.61	Owner Indemnified Parties means the Owner and its respective employees, agents, partners, directors, officers, and assigns;

1.62	Owner means Nova Scotia Power Inc.;

1.63	Owner Caused Delay means a material delay in the Contractor’s performance of the Work which is actually and demonstrably caused solely by the Owner’s failure to perform any covenant of the Owner hereunder (other than as a result of an Event of Force Majeure or by an exercise of rights under this Contract, including the right to have defective or non-conforming Work corrected or re-executed);

1.64	Owner’s Representative means that individual identified as such in Section 45.1 which may include a consultant hired by the Owner, if so designated, or that person’s designated replacement;

1.65	Owner’s Requirements means Schedule A – Owner’s Requirements, as amended by any Change Approvals;

1.66	Owner’s Site means the Owner’s land purchased from the Contractor under the Asset Purchase Agreement;

1.67	Owner’s Specified Materials means those materials, goods, products, processes, specified in the Owner’s Requirements to be used in, or to be incorporated into, the Work by the Contractor;

1.68	Parent means NewPage Corporation;

1.69	Parent Guarantee means the guarantee signed and delivered by the Parent in the form set out in Schedule O – Parent Guarantee;

1.70	Partial Release and Waiver of Liens and Claims means a sworn statement and waiver of liens in the form set out in Schedule G – Partial Release and Waiver of Liens and Claims prepared by the Contractor and each Subcontractor, as applicable, which provides that:

(a)	the Contractor has paid such Subcontractor currently and there are no overdue payments from the Contractor to such Subcontractor in connection with the Work;

(b)	the Contractor has paid such Subcontractor all amounts that shall be paid for all Work completed by such Subcontractor through the end of the preceding month (other than the Builders Lien Holdback);

(c)	there are no overdue payments from such Subcontractor to other Subcontractors contracting directly with such first Subcontractor in connection with the Work; and

(d)	the Contractor and Subcontractor each waives and releases all liens and bond rights with respect to that portion of Work for which the Contractor requested payment in the current invoice to the Owner (in respect of the Contractor, such release to become effect only upon payment of the amount of such invoice);

1.71	Parties means the Owner and the Contractor;

1.72	Performance Guarantees means the performance guarantees set out in Schedule C – Performance Guarantees, Testing and Liquidated Damages;

1.73	Performance Liquidated Damages means those damages specified in Schedule C – Performance Guarantees, Testing and Liquidated Damages;

1.74	Performance Tests means the performance tests set out in Schedule C – Performance Guarantees, Testing and Liquidated Damages for the purpose of determining achievement of the Performance Guarantees for the Work, and such other tests as may be agreed between the Owner and Contractor in order to compare actual performance of the Work with the Performance Guarantees;

1.75	Person means an individual, body corporate, sole proprietorship, partnership, trust, unincorporated association, unincorporated syndicate, unincorporated organization or other entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Authority;

1.76	P&ID means piping and instrumentation drawing;

1.77	Policy means the Owner’s safe work practices, as previously provided to the Contractor;

1.78	Procured Goods means those goods, supplies, materials, equipment and Intellectual Property obtained by the Contractor for incorporation in, or to perform, the Construction Work, and procured by the Contractor as part of its Procurement Services;

1.79	Procurement Services means the procurement of Procured Goods and services performed by the Contractor;

1.80	Project means the Port Hawkesbury Biomass Project as defined in the Owner’s Requirements;

1.81	Project Plan means the project plan as attached in Schedule Q – Project Plan until it is replaced by a final project plan developed by the Contractor for the Work in accordance with Section 5.2;

1.82	Proprietary Information means all Design Documents, As-Built Documents, inventions, discoveries, improvements and technical information not in the public domain, which the Contractor, Subcontractors, or their respective employees or agents who are performing the Work, may conceive of, reduce to practice or develop during the Contract Time or within 12 months thereafter, as a result of their performance of the Work or any part thereof. The proprietary software of Subcontractors shall not be considered Proprietary Information;

1.83	QA Program means the Contractor’s quality assurance program in respect of the Procurement Services and Construction Services, including any inspection and test plans in respect of equipment incorporated or to be incorporated into the Facility;

1.84	Records means the books, statements, records and accounts pertaining to the Contract and the performance of the Work, whether in paper or electronic form;

1.85	Required Commercial Operation Date means the date that is 27 months from the Commencement Date, subject to adjustment as provided for in this Contract;

1.86	Required Total Completion Date means the date that is 13 months after the Required Commercial Operation Date, subject to adjustment as provided for in this Contract;

1.87	Review Documentation means the Documentation specified in Schedule T – Review Documentation;

1.88	Safety Plan means a plan, consistent with the Policy, and which includes safety performance requirements, mitigation plans, training and orientation requirements, Work Site safety and access rules, reporting and safety meeting frequency, Work Site cleanliness requirements and other occupation health and safety requirements and compliance issues;

1.89	Schedule or Schedules, as the case may be, means one or more of the schedules attached to and incorporated in this Contract as set out in Article 2 - Schedules;

1.90	Security Holdback has the meaning set out in Section 13.5(a);

1.91	Site means the Owner’s Site and any adjacent lands owned by the Contractor;

1.92	Steam, Fuel and Shared Services Agreement means the Steam, Fuel and Shared Services Agreement between the Parties dated April 9, 2010;

1.93	STG means the equipment comprising the steam turbine and generator;

1.94	Subcontractors means any subcontractors, consultants, suppliers or vendors engaged or hired to perform any portion of the Work or supply any Goods or Procured Goods;

1.95	System means any component system of the Work, or any part thereof as the context requires;

1.96	Term Sheet has the meaning set out in the Introduction to this Contract;

1.97	Third Party Software means software sourced from an arm’s length third party;

1.98	T&M Work has the meaning set out in Section 14.9;

1.99	Total Completion means that the Facility adheres to all performance criteria, all Performance Tests are successfully completed and all other conditions set out in Section 21.1 are satisfied;

1.100	Total Completion Date means the date on which Total Completion actually occurs as identified in the Total Completion Notice;

1.101	Total Completion Notice means that notice in the form contained in Schedule F – Total Completion Notice issued executed by both parties pursuant to Section 21.2 certifying Total Completion and acceptance of the Work under the Contract;

1.102	Warranty Item means any defect in work, equipment or materials that is identified after the Commercial Operation Date and before expiration of the Warranty Period;

1.103	Warranty Period has the meaning set out in Section 23.1;

1.104	Work means turn-key design, engineering, licensing, equipment and materials procurement and quality assurance, construction (including all qualified and skilled labour, tools, hoisting equipment and cranes, staging, consumables and commodities), construction management, project management, project cost control, supervision, Documentation, Commissioning, start-up and performance testing, (including tools, special equipment and consumables), training, progress reporting in accordance with this Contract, and other services necessary or appropriate to bring about commercial operation of the Project and to meet the Owner’s Requirements in accordance with the Project Plan;

1.105	Work Site means that part of the lands of the Owner and the Contractor on which the Work is being carried out.

ARTICLE 2 - Schedules

The following schedules attached hereto shall form part of and are incorporated in this Contract:

(a)	Schedule A – Owner’s Requirements

(b)	Schedule B – Documents Requiring Numbering

(c)	Schedule C – Performance Guarantees, Testing and Liquidated Damages

(d)	Schedule D – Change Approval Form

(e)	Schedule E – Commercial Operation Certificate

(f)	Schedule F – Total Completion Notice

(g)	Schedule G – Partial Release and Waiver of Liens and Claims

(h)	Schedule H – Release and Certificate of Final Payment

(i)	Schedule I – Statutory Declaration

(j)	Schedule J – Organizational Chart

(k)	Schedule K – Codes and Standards

(l)	Schedule L – Form of Letter of Credit

(m)	Schedule M – Form of Monthly Report

(n)	Schedule N – Cost Expenditure Curve

(o)	Schedule O – Parent Guarantee

(p)	Schedule P – Documents Requiring Stamping

(q)	Schedule Q – Project Plan

(r)	Schedule R – Milestone Schedule

(s)	Schedule S – Capital Spares

(t)	Schedule T – Review Documentation

ARTICLE 3 - Interpretation and Order of Precedence

3.1	Unless otherwise specified in this Contract or unless the context otherwise requires:

(a)	words of one gender include the other gender;

(b)	using the singular or plural number also include the plural or singular number, respectively;

(c)	any reference to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(d)	the terms “hereof,” “herein,” “hereto,” “hereunder” and words of similar or like import refer to this entire Contract and not to any particular Article, Section, Schedule, exhibit or other subdivision of this Contract;

(e)	references to a particular “Article,” “Section” or “Schedule” are, unless otherwise noted, references to that Article or Section of, or Schedule to, this Contract;

(f)	the words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” or “but not limited to”;

(g)	references to any Applicable Law shall be construed as a reference to such Applicable Law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time;

(h)	references to any agreement or document (including this Contract) shall (i) include all Schedules, exhibits, appendices, and other attachments thereto, and (ii) be construed at the particular time as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(i)	references to (i) days shall refer to calendar days unless Business Days are specified, (ii) weeks and months shall refer to calendar weeks and months, respectively (by way of example, a period of 12 months starting on July 18 would end on July 17 of the following year), and (iii) years shall refer to calendar years;

(j)	all dollar amounts are expressed in Canadian dollars unless expressly stated to be in another currency;

(k)	all accounting terms used but not expressly defined herein shall have the meanings given to them under generally accepted accounting principles of Canada as consistently applied by the Person to which they relate and as may be appropriate to the books, records and accounts established under this Contract;

(l)	in computing any period of time prescribed or allowed under this Contract, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the next Business Day;

(m)	this Contract is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Contract shall be deemed to be the product of each Party, and there shall be no presumption that an ambiguity should be construed in favour of or against the Owner or the Contractor solely as a result of such Party’s actual or alleged role in the drafting of this Contract;

(n)	with respect to any approval or consent right of the Owner hereunder that is qualified by the words “not to be unreasonably withheld or delayed”, such approval or consent shall be deemed to have been given if the Owner does not respond to the request for approval or consent within 10 Business Days of its receipt of the request unless another time period is expressly agreed in this Contract with respect to a particular approval or consent right. The Owner will use commercially reasonable efforts to respond to a request by the Contractor for a required consent or approval within the time frame identified by the Contractor in such request;

(o)	the Table of Contents and the Article and Section headings contained in this Contract are for convenience of reference only and should not be construed to define, describe, extend or limit the scope or intent of this Contract or any provision contained herein.

3.2	If there is a conflict in the Contract, the order of precedence of documents, from highest to lowest, shall be:

(a)	this Engineering, Procurement and Construction Contract, excluding the Schedules;

(b)	Change Approvals;

(c)	Schedule K – Codes and Standards;

(d)	Schedule A – Owner’s Requirements;

(e)	Schedule R – Milestone Schedule;

(f)	Schedule Q – Project Plan; and

(g)	all other Schedules.

3.3	The following shall, in all instances, apply:

(a)	for documents revised by either Party and approved by the Owner, the latest revision shall govern;

(b)	figured dimensions on drawings shall govern, even though they may differ from scaled dimensions;

(c)	drawings of larger scale shall govern over those of smaller scale of the same date; and

(d)	specifications shall govern over drawings regardless of time.

3.4	Unless otherwise expressly stated herein, wherever this Contract requires an action to be performed or an obligation to be undertaken, such action or obligation shall be performed in a reasonable manner by the Party taking the action or fulfilling its obligation.

ARTICLE 4 - Owner’s Requirements

4.1	The Contractor shall refer all inconsistencies within the Owner’s Requirements to the Owner’s Representative for resolution, who shall do so acting reasonably. If the Contractor, acting reasonably, does not agree with the Owner’s Representative’s resolution of the inconsistency, the Contractor may refer the matter to dispute resolution under the terms of this Contract.

ARTICLE 5 - General Requirements of the Work

5.1	The scope of the Work includes the provision of a turn-key Facility to the Owner to meet the Performance Guarantees. Without limiting the general scope of the Work, the Contractor shall:

(a)	perform the Work in a professional, efficient and workmanlike manner, using only qualified, skilful and careful personnel, in accordance with the Contract;

(b)	comply with this Contract;

(c)	abide by all documents known by the Contractor relating to the Owner’s Site, including any special restrictions and conditions contained in any easement, regulatory board order, crossing agreement, or other permit relating to the Work Site;

(d)	give due consideration to the interest and property of others wherever involved, and shall carry out and perform the Work in a manner which shall cause the minimum of inconvenience, injury, and damage to others;

(e)	provide adequate training to management, operating and maintenance personnel assigned to the ongoing operation of the Facility and advise the Owner of scheduled training and provide two seats in each training session for the Owner personnel;

(f)	provide all necessary security at the Work Site;

(g)	not limit the Owner’s access to the Work Site at any time, subject to the access requirements set out in the MO & M Agreement;

(h)	provide reasonably suitable office and work space for the Owner’s reasonable personnel requirements on the Work Site throughout the Contract Time;

(i)	provide the Owner with written reports detailing the status of the Work and all issues relating to the Work, at such frequency as reasonably requested by the Owner;

(j)	co-operate fully with the Owner, Other Contractors and all other parties with whom the Contractor or Owner may be involved during the performance of the Work;

(k)	supervise its personnel and Subcontractors and inspect their work; and

(l)	control the progress of the Work to achieve compliance with the Project Plan.

5.2	A draft Project Plan is attached to this Contract as Schedule Q – Project Plan. The Contractor shall finalize and submit the Project Plan to the Owner for its review and approval prior to September 30, 2010. The Project Plan shall include all documentation referenced in the table of contents set out in Schedule Q – Project Plan and be consistent with the Policy. The final, approved Project Plan shall replace Schedule Q – Project Plan and shall form part of this Contract. The Project Plan shall be updated from time to time as may be agreed by the Owner and the Contractor.

5.3	Without limiting the scope of the Project Plan, the Contractor shall have the responsibility for managing the Work, including:

(a)	scheduling the Work and monitoring and reporting on the progress of the Work relative to the Milestone Schedule to the Owner;

(b)	coordination, scheduling and supervision of Subcontractors;

(c)	coordination and management of transportation and related services for the Work;

(d)	cost management and monitoring;

(e)	project management and shall appoint a duly qualified project manager with the authority to manage the Work (who is identified in the Organizational Chart or approved replacement);

(f)	management of the Work to ensure the Work is performed in an efficient and coordinated manner; and

(g)	preparation of reports and attendance at meetings with the Owner - the Contractor shall submit to the Owner monthly reports generally in the form set out in Schedule M – Form of Monthly Report by the seventh Business Day of each month describing the status and progress of the Work including engineering, procurement, construction, start-up and Commissioning as measured against the Project Plan at the conclusion of the previous month.

5.4	The Contractor accepts the Owner’s Site, the Work Site and the obligation to perform the Work in the condition existing at the effective date of this Contract and acknowledges that it has investigated and satisfied itself as to:

(a)	the nature of the Work;

(b)	the location of and all conditions relating to the Site, including accessibility, general character, structures on the Site, surface conditions, Hazardous Materials, utilities, roads, uncertainties of seasonal weather and all other physical, topographical and geographical, subsurface and other physical conditions;

(c)	all environmental risks, conditions, Applicable Law and restrictions applicable to the Contractor or the Work that may affect the Work; and

(d)	the magnitude of the Work.

5.5	The Contractor accepts the obligation to perform the Work and acknowledges that it has investigated and accepts:

(a)	the general character, quality, quantity and availability of equipment and materials required to execute and complete the Work; and

(b)	all conditions affecting labour, including availability, productivity and administrative practices, including those relating to safety and environmental protection prevailing at or applicable to the Work.

5.6	The Contractor shall be deemed to have conducted a full and complete investigation of the existing Work Site, including subsurface conditions, and acknowledges and accepts the existing Work Site conditions as is. The Contractor agrees that neither the Required Commercial Operation Date nor any other Project dates shall be extended, the Contract Price shall not be modified, and the Contractor shall not be entitled to request or be granted any Change Approval as a result of any Work Site or Owner’s Site conditions, including any presence of Hazardous Materials, variance of the subsurface conditions from the those assumed by the Contractor or geotechnical conditions in agreeing to the Contract Price and executing the Contract.

5.7	Approval and/or acceptance of, the Work or any part thereof, including any test result, Procured Goods, Engineering Work or the Construction Work by the Owner, or payment to the Contractor, shall not relieve the Contractor from its responsibilities under the Contract.

5.8	Each of the Parties shall promptly and fully inform each other of any errors, omissions or inconsistencies in the Contract, defects and of any inconsistencies between the Contract and Applicable Law, of which they become aware. The Contractor shall exercise reasonable care and diligence to prevent any actions or conditions which could result in any such inconsistencies or defects.

ARTICLE 6 - Engineering Services

6.1	The Contractor shall be fully responsible for all detailed design, engineering and systems interface coordination services necessary for the completion of the Work including specification of equipment, materials and systems to be incorporated into the Facility. Engineering and design shall meet all regulatory requirements, be in accordance with the Codes and Standards and otherwise be consistent with Good Utility Practices. The Engineering Services shall be prepared under the supervision of qualified professional engineers licensed to carry on engineering in the province of Nova Scotia.

6.2	The design and engineering professionals referred to in Section 6.1 shall be available to meet with the Owner’s Representative at all reasonable times during the Contract Time and Warranty Period. All such meetings shall be arranged by the Contractor.

6.3	The Owner shall have the right of inspection and review of the Design Documents and specifications at all reasonable times. No inspection, or failure to inspect, by the Owner shall relieve the Contractor of the Contractor’s obligations under the Contract.

ARTICLE 7 - Procurement Services

7.1	The Contractor shall develop and implement a QA Program before ordering any equipment in connection with the Work and shall maintain the QA Program for the duration of this Contract. The QA Program shall be submitted for the Owner’s review and approval, which approval shall not be unreasonably withheld or delayed. Prior to placing equipment orders, the Contractor shall advise the Owner of any proposed deviations from the QA Program.

7.2	A quality assurance manual for any Critical Equipment shall be submitted by the Contractor to the Owner for the Owner’s review and to allow the Owner to provide input, acting reasonably.

7.3	The Contractor shall be responsible for all procurement for the Facility, including the Capital Spares. The Owner’s Requirements include a list of approved manufacturers for Major Equipment. The Contractor shall only procure such Major Equipment from one or more of the Listed Suppliers, unless Contractor has the prior written consent of the Owner.

7.4	All equipment and materials shall be new, not obsolete, of high quality and of proven design.

7.5	The Contractor shall provide the Owner reasonable prior Notice so that the Owner’s representatives may attend any and all vendor coordination meetings, inspections and factory tests in support of the Work. The Owner shall cover the cost of the attendance of its representatives.

7.6	Certification of equipment that is required to be certified by Applicable Law shall be the responsibility of the Contractor. If any certificate must be obtained in the name of the Owner, the Owner shall provide the Contractor commercially reasonable assistance in the process of obtaining the certificate.

7.7	The Contractor shall procure, at its cost, all necessary transport of equipment and materials to the Work Site including all special framing, permitting, customs clearance, import and export duties, and special Work Site infrastructure as required. The Contractor shall provide the Owner with a copy of all applicable import and export certificates.

7.8	The Contractor shall carry out the Procurement Services as follows:

(a)	the specifications contained in the Owner’s Requirements shall be followed;

(b)	the Contractor shall not enter into any agreement, contract, settlement or arrangement with any Person imposing any compromise, legal obligation or liability of any kind whatsoever on the Owner, unless it has prior specific written authority to do so from the Owner;

(c)	all contracts with Subcontractors must be assignable to the Owner without any subsequent consent of a Subcontractor or other Person;

(d)	the Procurement Services shall be on commercial terms and conditions which shall be provided to the Owner for its review and comment. The Owner’s representative shall be entitled to attend contractual negotiations with respect to the Critical Equipment;

(e)	the Contractor shall provide copies of all purchase orders and contracts with Subcontractors at the request of the Owner; and

(f)	all warranties and guarantees relating to the Procured Goods shall extend to the Owner and shall be enforceable by the Owner.

7.9	If the Owner pays any Subcontractor directly for any Major Equipment or any materials, the Owner shall provide any necessary deposit, down payment, or prepayment required by the contract with such Subcontractor. Any such step would be taken for the sole purpose of securing the Owner’s title to Major Equipment and in no way derogates from or reduces the Contractor’s responsibilities or obligations under this Contract, including with respect to delivery, installation and Performance Guarantees. The portion of the Contract Price paid to Subcontractors directly by the Owner shall be deemed to have been paid to the Contractor for the purposes of this Contract.

ARTICLE 8 - Title and Responsibility

8.1	Title to all property comprising the Work (including work in process) shall pass to the Owner at the earliest possible moment in time. Without limiting the generality of the foregoing, the Contractor shall use commercially reasonable efforts to cause title to Goods and Procured Goods to pass to Owner when such items arrive at the Work Site. To the extent the Contractor now has or will ever have title in and to the Work, Facility or any part of the Work or Facility, the Contractor hereby assigns, transfers and conveys all of its right, interest and title in and to such Work and Facility, and every part of the Work and Facility, to the Owner, as such title, rights and interests vest in the Contractor. Notwithstanding the foregoing, to the extent any such assignment, transfer or conveyance will violate a requirement of the Contractor’s lenders that 75% of the fair market value of goods must be received by or on account of the Contractor before title may be transferred to such goods, the transfer of title in such goods will be delayed until the Contractor is in compliance with such lender requirement.

8.2

Until the Total Completion Date, the Contractor shall bear the risk of loss and full responsibility for the costs of replacement, repair or reconstruction resulting from any damage to or destruction of the Facility (or any portion thereof) or any materials, equipment, tools and supplies, which are purchased for permanent installation in or for use during construction of the Facility regardless of whether the Owner has title thereto under this Contract, provided that in the event such loss or damage is a result of the negligence or intentional misconduct of the Owner, its employees, agents and contractors (excluding the Contractor), in which event the Owner shall be responsible with respect to any losses covered by the builder’s risk insurance for up to the permitted deductible applicable thereto.

8.3	Except for the Critical Equipment, the Contractor shall use reasonable commercial efforts to include in its subcontracts a provision expressly for the benefit of the Owner providing that title to any Procured Goods, shall pass directly to the Owner, and not to the Contractor.

8.4	The Contractor shall ensure that the title to any and all Goods and those Procured Goods supplied by the Contractor shall, upon transfer of title to the Owner, be free from any and all claims, liens, charges, encumbrances or security interests of any kind whatsoever.

8.5	The Contractor shall not use, copy or disclose any of the Owner’s Requirements or the Work for any purpose other than performing the Work. Subject to the foregoing, the Contractor may retain for its own records a copy of the plans and specifications for the Project.

8.6	No materials, supplies or equipment incorporated into the Work shall be subject to any general security agreement, chattel mortgage, financing contract or other agreement by which an interest therein is retained by the seller, or any other party.

ARTICLE 9 - Construction Work

9.1	The Contractor shall perform the Construction Work in accordance with the Contract and the Project Plan, including performance of all construction services and activities required for the timely scheduled completion of the Project including, furnishing management, qualified and skilled labour, equipment, tools, consumables, spare parts (including Capital Spares), temporary facilities and utilities necessary for such construction. The Contractor shall handle, warehouse and control all materials, supplies, and equipment required for such construction. The Contractor shall keep its work areas at the Work Site in a neat, clean, and safe condition. The Contractor shall ensure that all materials for the Project are stored, protected, and maintained in accordance with accepted utility practices and manufacturer requirements.

9.2	The Contractor shall supply or cause to be supplied all services, equipment and materials required for the proper execution and completion of the Construction Work, including all survey services.

9.3	Notwithstanding any review or approval of the Safety Plan, QA Program, Project Plan or other Documentation, the Contractor shall be fully responsible for the safety of the Work and the Work Site operations under its control, of all methods of construction and of all of the Construction Work, unless the Contractor has received written instructions from the Owner’s Representative absolving the Contractor of responsibility.

ARTICLE 10 - Documentation

10.1	All Documentation shall be in English and shall be clear, concise and readily understandable by the intended audience. All numerical information shall be in SI metric units with secondary imperial units as appropriate.

10.2	Except as otherwise agreed, all Documentation that the Contractor receives or prepares electronically, shall be provided by the Contractor in its native electronic format.

10.3	The Contractor shall provide the Owner with 4 paper copies of drawings (D size with the exception that general arrangements, plans and elevations shall be provided in E size) plus an electronic file for each drawing compatible with AutoCAD (.dwg or .dgn) file formats. The Contractor shall make commercially reasonable efforts to obtain electronic files compatible with Auto CAD for drawings obtained from equipment vendors. The Contractor shall provide the Owner with 4 paper copies plus an electronic copy of the final approved O&M Manuals. All Documentation shall adhere to necessary quality assurance and quality control requirements.

10.4	The Owner shall have the right to review and approve Review Documentation, such approval not to be unreasonably withheld or delayed.

10.5	The Owner shall have the right of inspection of all Documentation at all reasonable times. No inspection or review, or failure to inspect or review, by the Owner shall relieve the Contractor of the Contractor’s obligations under this Contract.

10.6	The Contractor shall:

(a)	prepare the Documentation;

(b)	keep the Review Documentation up to date, including by way of recording on the As-Built drawings the exact locations (within normal construction tolerances), sizes and details of the Work, with cross-references to approved-for-construction drawings;

(c)	keep the Review Documentation on the Work Site;

(d)	prior to the start of Commissioning activities, prepare, and submit to the Owner’s Representative for approval, the O&M Manual in accordance with the Owner’s Requirements. The Work shall not be considered to be completed for the purposes of achieving Commercial Operation until all Operating Manuals have been submitted to the Owner’s Representative and the O&M Manual has been approved.

10.7	All final Documentation consisting of plans, specifications, reports or documents of a professional nature as specified in Schedule P – Documents Requiring Stamping shall be signed by and stamped or sealed with the stamp or seal of:

(a)	the professional member or licensee licensed to practice engineering in Nova Scotia who prepared them or under whose supervision and control they were prepared; or

(b)	the professional member or licensee licensed to practice engineering in Nova Scotia who thoroughly reviewed and accepted professional responsibility for them.

10.8	All final Documentation as required in Schedule B – Documents Requiring Numbering shall conform to the Owner’s numbering system provided to the Contractor on or before the Commencement Date.

ARTICLE 11 - Contractor’s Representations and Warranties

11.1	The Contractor represents and warrants to the Owner that:

(a)	it has the experience, resources, personnel and capability to perform the Work;

(b)	it is duly incorporated and validly existing under the laws of the jurisdiction(s) of its incorporation and is registered to carry on business in the Province of Nova Scotia;

(c)	it has (or will have in time for compliance) all required permits, licenses and authorizations necessary to carry on its business and to perform the Work;

(d)	the Contractor has the right to use, employ and incorporate in the Work those things or ideas to which the Contractor gives the Owner a license; and

(e)	the Contractor will perform the Work to meet the Owner’s Requirements.

ARTICLE 12 - Contract Time

12.1	The Contractor shall commence the Work on the Commencement Date and, subject to agreed changes of the Contract Time pursuant to any Change Approval, shall achieve Commercial Operation by the Required Commercial Operation Date and shall achieve Total Completion by the Required Total Completion Date.

12.2	The Contractor shall perform the Work in accordance with the Milestone Schedule, any related recovery plan and the Project Plan.

ARTICLE 13 - Payment

13.1	As full and complete compensation for the Work, the Owner shall pay the Contractor the Contract Price and in no event shall the Owner pay more than the Contract Price, other than where a Change Approval has been issued by the Owner.

13.2	Each invoice from the Contractor shall:

(a)	include documentary evidence of the progress of the Work reasonably sufficient to verify such progress;

(b)	include documentary evidence sufficient to verify that each Subcontractor invoice for the relevant portion of the Work has been paid by the Contractor subject to required Builder’s Lien holdbacks including a Partial Release and Waiver of Liens and Claims for each applicable Subcontractor for which an invoice is greater than $20,000;

(c)	include amounts that the Owner has paid directly to Subcontractors in respect of the Work for which the Owner has provided reasonably sufficient to verify such payment and a credit for those amounts; and

(d)	include the Contractor’s Partial Release and Waiver of Liens and Claims;

13.3	Any invoice that is inaccurate or incomplete or that lacks detail, specificity or supporting documentation shall not, to the extent of such deficiency, constitute a valid request for payment. Work that has been paid for (whether directly to a Subcontractor or to the Contractor) remains subject to the Owner’s review and inspection rights.

13.4	The Owner shall retain and withhold 10% of all payments to the Contractor in accordance with the requirements of the Builders’ Lien Act of Nova Scotia (the “Builders’ Lien Holdback”).

13.5	The Contract Price shall be paid to the Contractor as follows:

(a)	The Owner shall reimburse the Contractor for all documented Project costs and shall pay the Fee subject to the restrictions below, less a 5% holdback (the “Security Holdback”) and less the Builders’ Lien Holdback, 35 days after receipt of the relevant invoice from the Contractor, provided that:

(i)	at no time prior to the final invoice following the Total Completion Date shall the Fee exceed 5% of any invoiced amount (including amounts that the Owner has paid directly to Subcontractors in respect of the Work);

(ii)	the total of such invoices (including amounts that the Owner has paid directly to Subcontractors in respect of the Work) shall not exceed 97.5% of the Contract Price prior to Total Completion;

(iii)	the total of such invoices (including amounts that the Owner has paid directly to Subcontractors in respect of the Work) shall not exceed 96% of the Contract Price prior to December 31, 2012 unless Commercial Operation has occurred before December 31, 2012; and

(iv)	the amount and timing of any such invoice (including amounts that the Owner has paid directly to Subcontractors in respect of the Work) shall not exceed the cost expenditure curve set out in Schedule N – Cost Expenditure Curve by more than 10% in any one month and in aggregate;

(b)	The Builders’ Lien Holdback shall be paid to the Contractor in accordance with the Builders’ Lien Act provided that:

(i)	no payment of the Builders’ Lien Holdback shall be paid until the Owner receives delivery of a Partial Release and Waiver of Liens in respect of the relevant portion of Work; and

(ii)	after expiry of the applicable lien period in the Builders’ Lien Act, the Owner shall not reimburse the remaining 2.5% of the Contract Price in accordance with the Builders’ Lien Act and shall convert that 2.5% of the Contract Price into a holdback for the Owner’s own security (the “Owner Holdback”).

(c)	The Owner shall pay the Contractor the Security Holdback within 10 days following the Owner’s issuance of the Commercial Operation Certificate.

(d)	The Owner shall pay the Contractor the Owner Holdback and the remainder of the Contract Price which shall be the amount calculated by subtracting the amounts previously invoiced by the Contractor (including any amounts paid directly to Subcontractors by the Owner) from the Contract Price within 10 days following the Total Completion Date, less any Liquidated Damages that may have accrued to the Total Completion Date.

13.6	Subject only to section 13.7, the Contract Price includes all costs of performing the Work including all of the Contractor’s internal and third party costs, the Fee, spare parts (including Capital Spares), fees, profits and overhead, all taxes including all sales and use taxes (but excluding HST on the Contract Price), the Contractor’s employee related taxes and benefits, the Contractor’s corporate income taxes, all duties, levies and imposts on all equipment and services, and all inflation, escalation contingencies and other costs of whatever nature required to perform the Work.

13.7	The Contract Price may only be adjusted as follows:

(a)	if the Full Notice to Proceed is after September 30, 2010 the Contract Price shall escalate by 0.2% per month by which the Full Notice to Proceed is issued later than September 30, 2010;

(b)	if boiler, precipitator and ductwork stiffening is not required or the cost of boiler, precipitator and ductwork stiffening (and related study) is less than $2,000,000, the Contract Price shall be reduced by the amount by which the boiler, precipitator and ductwork stiffening work (including study) costs the Contractor less than $2,000,000. The Contractor shall carry out the study and determine whether boiler, precipitator and ductwork stiffening is required on or before March 31, 2011;

(c)	if any change in Applicable Law demonstrably increases the Contractor costs to perform the Work by more than $1,000,000, the Contract Price shall be increased by an amount equal to the difference between the Contractor’s demonstrable increased costs to perform the Work resulting from a change in Applicable Law and $1,000,000. If any change in Applicable Law demonstrably increases the Contractor’s cost to perform the Work by $1,000,000 or less, such cost shall be borne by the Contractor and there shall be no increase in the Contract Price; and/or

(d)	in accordance with Article 14 - Changes.

ARTICLE 14 - Changes

14.1	A Change Approval may result only from any of the following:

(a)	Changes in the Work required by the Owner in writing;

(b)	Changes in the Work required by an Event of Force Majeure; or

(c)	the occurrence of an Owner Caused Delay.

14.2	The Contractor shall not perform, and the Owner shall not pay for, any Change without a Change Approval.

14.3	The Owner shall have the right, at any time, to require a Change whether such Changes are modifications, accelerations, alterations, additions, or deletions. Such Changes shall not impair, affect or void this Contract or give rise to claim that there has been an abandonment of this Contract. All such Change Approvals shall be made in accordance with this Article 14 - Changes, and shall be considered, for all purposes of this Contract, as part of the Work.

14.4	If the Contractor shall be actually, demonstrably delayed in the performance of a critical path item identified in the Project Plan due solely to an Owner Caused Delay or an Event of Force Majeure, then the Contractor may request a Change Approval under which the Required Commercial Operation Date and/or the Required Total Completion Date shall be extended by the period of time that the Contractor is actually and demonstrably delayed in the performance of a critical path item. Where the Owner Caused Delay is a delay in completion of, or an inability to complete, the interconnection of the Project to the Owner’s grid caused solely by the Owner, the Contractor shall be entitled to a day for day extension with respect to its obligations hereunder which cannot be completed without grid connection.

14.5	If the Contractor is notified of or becomes aware of a Change permitted pursuant to this Article 14 - Changes, the Contractor shall, as soon as practicable after notification or becoming aware of such an event, prepare a detailed estimate of the increase, if any, in the cost and time required to complete the Work, together with an explanation of the basis therefor, and shall inform the Owner whether and to what extent, in the Contractor’s opinion, there should be a change in the Work, the Contract Price or the Project Plan. The Contractor shall not charge the Owner for the costs of preparing the detailed estimate.

14.6	In the event the Change is caused by a Force Majeure Event, the Contract Price shall only be changed to account for the Contractor’s actual, demonstrable non-labour cost in respect of the Work resulting from such Change less any insurance proceeds in respect of that Change.

14.7	In the event the Change is caused by an Owner Caused Delay, the Contract Price shall only be changed to account for the Contractor’s actual, demonstrable cost in respect of the Work resulting from such Change Approval work less any savings or costs not incurred as a result.

14.8	If the Owner agrees to an estimate for a Change required by the Owner in writing, including an acceleration of Work, the Contract Price shall be increased by the agreed amount.

14.9	In the event the Parties cannot agree to the estimate for Changes required by the Owner or in the event the Owner requests changes to be carried out on a time and material basis (“T&M Work”), the Contract Price shall be changed in accordance with the following principles:

(a)	the Contract Price shall be increased in an amount for actual labour hours, materials and other costs in respect of the Change, at the rates agreed to in the relevant subcontract or, if not set out in such subcontract, the prevailing rates of the relevant Subcontractor at the time;

(b)	the Contract Price shall be increased to include all payments made by the Contractor to Subcontractors in respect of the Change approved by the Owner’s Representative, plus an amount equal to 8% of such payments to cover overhead charges, the fees and profit for such work;

(c)	no change to the Contract Price shall be made in respect of:

(i)	head office salaries and expenses;

(ii)	cost of furnishings and equipment for offices;

(iii)	any costs and expenses already included in the carrying out of the Work separate and apart from the Change;

(iv)	the use of small tools which have been provided for the Works being performed on a lump sum or unit price basis;

(v)	salary and expenses of the Contractor’s salaried personnel, unless the parties agree otherwise, acting reasonably, in circumstances where there is a material increase in the amount of salaried work required;

(vi)	any Change performed without the written authority of the Owner;

(vii)	any Change that is not carried out and completed in accordance with the Contract; or

(viii)	work carried out or expenses incurred in respect of a Change prior to the approval of the Owner.

14.10	If the Owner and the Contractor do not agree on the proposed adjustment in the Contract Time for T&M Work, the adjustment shall be referred to dispute resolution in accordance with Article 37 - Dispute Resolution.

14.11	If a Change involves a reduction in the cost to perform the Work, there shall be a lump sum deduction from the Contract Price, which deduction shall be based on the amount that the Contractor has in its budget for the reduction in the scope of Work involved, inclusive of direct and indirect costs, overhead, margins, contingencies, fees and profit that have not already been incurred. If necessary and specified on the Change Approval accepted by the Owner, the Owner shall adjust the Contract Price and the Project Plan, the payment schedule and otherwise as required as a result of the agreed Change Approval.

14.12	Where the Owner requires a Change that is additional work to be performed outside of the scope of the Work, the cost of, and payment for, such Change will be treated independently from the Cost Curve.

ARTICLE 15 - Personnel

15.1	The Contractor shall employ, or cause to be employed, only supervisory personnel who are appropriately qualified, trained and experienced in safety, efficiency and quality of work supervision.

15.2	The Contractor shall not employ, or continue to employ, non-Canadian workers in Canada, except in compliance with the Immigration Act (Canada) and regulations, as amended from time to time. The Contractor shall obtain and produce to the Owner’s Representative valid and subsisting employment authorizations with respect to all non-Canadian workers to be used to perform the Work.

15.3	The Contractor shall use commercially reasonable efforts to minimize the risk of labour related delays or disruption of the progress of the Work. The Contractor shall promptly take any and all commercially reasonable steps that may be available in connection with the resolution of actual or alleged violations of collective bargaining agreements or labour jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or labour jurisdictional disputes. The Contractor shall advise the Owner promptly, in writing, of any actual or threatened labour dispute of which the Contractor has knowledge that might materially affect the performance of the Work.

ARTICLE 16 - Key Personnel

16.1	The Organizational Chart shows the Key Personnel and other supervisory and staff personnel who shall be executing the Work, together with their respective job titles.

16.2	The filling of critical management positions identified as such in the Organizational Chart shall be subject to the Owner’s review and approval, such approval not to be unreasonably withheld or delayed. The Contractor shall maintain Key Personnel (including project management, construction management and lead disciplines), at all times in the positions and dedicated to the performance of their duties.

ARTICLE 17 - Subcontracts and Assignment

17.1	The Contractor shall provide the Owner’s Representative with a list of the names and addresses of all Subcontractors and others who the Contractor proposes to perform any part of the Work known as of the Commencement Date. The Contractor shall provide the Owner’s Representative with any proposed changes to this list during the Contract Time.

17.2	The Contractor shall be fully responsible for any part of the Work performed by Subcontractors and for the acts or omissions of Subcontractors and all persons either directly or indirectly employed by them, to the same extent as the Contractor is for its own acts or omissions.

17.3	Neither Party shall assign the Contract, or any part thereof, without the prior approval of the other Party.

ARTICLE 18 - Commissioning, Inspection and Testing

18.1	The Contractor shall fully Commission the Facility.

18.2	Subject to the access requirements set out in the MO & M Agreement, at all times during the progress of the Work, the Owner shall have the right to inspect or witness any part of the Work.

18.3	The Contractor shall inspect and be solely responsible for the inspection of all workmanship, materials and equipment furnished as part of the Work to ensure conformity to the Contract and Applicable Law and to ensure that good and proper construction practices are followed and that the Work is performed in a safe and environmentally sound manner including compliance with any environmental protection plan applicable to the Project.

18.4	If the Owner advises the Contractor that it wishes to witness a test, the Contractor shall provide the Owner’s Representative with:

(a)	Five Business Days’ Notice of its readiness for any test to be carried out on the Work Site; and

(b)	Twenty Business Days’ Notice of its readiness for any test to be carried out away from the Work Site;

and the Owner and its consultants, shall have the right to attend and witness the test.

18.5	If any portion of the Work is closed or covered by the Contractor without the Owner’s permission and before the Owner has been given the opportunity to witness a required test, then, if required by the Owner, that portion of the Work shall be opened or uncovered for testing and re-closed or recovered, all at the Contractor’s expense and without an extension to the Required Commercial Operation Date.

18.6	Any Work which must be tested shall not be considered ready for inspection by the Owner until the Contractor has satisfied itself and notified the Owner’s Representative, that, in the Contractor’s opinion, that portion of the Work can successfully pass the test.

18.7	Any inspection, testing or witnessing of any of the Work or tests by the Owner, or omission or failure on the part of the Owner to inspect or test any of the Work shall not be construed to be an acceptance of any such Work, or as relieving the Contractor of its responsibilities pursuant to the Contract or Applicable Law.

18.8	The Contractor shall ensure that all tools, equipment, temporary facilities and other items used in accomplishing the Work, whether purchased, rented, manufactured or fabricated by, or under the direction of the Contractor, or otherwise provided by the Contractor or Subcontractors, are safe, environmentally sound and maintained in good condition and capable of performing their required functions. In the case of tools, meters and other devices which require calibration, the Contractor shall ensure that such calibration is performed on the frequency recommended by the manufacturer and in accordance with normal industry practice and Applicable Law.

ARTICLE 19 - Performance Tests

19.1	Performance Tests are set out in Schedule C – Performance Guarantees, Testing and Liquidated Damages and shall be performed by the Contractor.

19.2	When the Contractor considers that the Work shall pass the Performance Tests, the Contractor shall provide Notice to the Owner no less than five Business Days prior to the Performance Test and the Contractor shall perform the Performance Tests on, or to, the Work.

19.3	If the Work passes all Performance Tests simultaneously, the Owner shall promptly give Notice acknowledging the success of the same to the Contractor.

19.4	If the Work or part thereof, fails to meet one or more Performance Tests, the Owner shall promptly provide a Notice of such failure to the Contractor and the Owner may:

(a)	reject such Work, or part thereof, which has failed to pass a Performance Test; or

(b)	conditionally accept such Work, or part thereof, on conditions which shall be stated in the Notice to the Contractor.

19.5	If the Work, or part thereof, fails one or more of the Performance Tests, then the Contractor shall:

(a)	if required by the Owner, prepare a report for the Owner’s approval, proposing the alterations the Contractor shall make to the Work, or part thereof, to bring the Work to a condition which the Contractor considers shall pass the Performance Tests;

(b)	redo or repair the Work, or part thereof, and repair any damage to the Work caused by the same in failing to meet the Performance Test, to make such Work, or part thereof, ready for a repeat of the failed Performance Tests; and

(c)	re-perform all Performance Tests so that all Performance Guarantees are met simultaneously.

ARTICLE 20 - Commercial Operation

20.1	The Contractor may apply by Notice to the Owner’s Representative for a Commercial Operation Certificate not earlier than the date on which Commercial Operation is achieved.

20.2	After receipt of the Contractor’s application for a Commercial Operation Certificate, the Owner’s Representative and the Contractor’s Representative shall jointly inspect (walk down) the Facility and develop a list of defects (punch list).

20.3	Following the walk down, the Owner’s Representative shall:

(a)	issue the Commercial Operation Certificate to the Contractor, stating the date on which Commercial Operation was achieved, and attaching the punch list; or

(b)	reject the application, giving reasons and specifying the work required to be done by the Contractor.

20.4	If the Owner’s Representative fails either to issue the Commercial Operation Certificate or to reject the Contractor’s application within 15 Business Days from the Notice by the Contractor that Commercial Operation has been achieved, the Commercial Operation Certificate shall be deemed to have been issued on the date the Contractor specified that Commercial Operation was achieved in the Notice.

20.5	After a Commercial Operation Certificate is issued, the Owner may continue to identify defects.

ARTICLE 21 - Total Completion

21.1	It is a condition precedent to the issuance of a Total Completion Notice that the Contractor satisfy each of the following requirements:

(a)	the Work has been fully completed in accordance with the terms and conditions of this Contract;

(b)	all Performance Tests are successfully completed with acceptable results, or Performance Liquidated Damages have been paid in respect of unsuccessful Performance Tests and the Required Total Completion Date has passed;

(c)	all defects with respect to the Work have been remedied to meet the requirements of the Contract;

(d)	all licences, permits and approvals required to operate the Facility, other than those licences, permits and approvals (if any) that are required to be obtained by the Owner pursuant to the MO & M Agreement; and

(e)	the Contractor has delivered to the Owner the following:

(i)	a Statutory Declaration modified as required to include the following:

(A)	the amount of final Contract Price payable;

(B)	the date on which the Contractor completed all Work;

(C)	the full payment of all payrolls and other similar indebtedness, and all other sums and obligations whatsoever incurred by the Contractor in carrying out the Work, including payments to contractors or for materials or equipment; and

(D)	a statement that all obligations of the Contractor to other parties in relation to the Work, for which the Owner could in any way be held responsible, have been fully satisfied;

(ii)	a Workers’ Compensation Board clearance certificate;

(iii)	all As-Built Drawings and Operating Manuals;

(iv)	assignments of any warranties provided by manufacturers or suppliers of materials; and

(v)	a Release and Certificate of Final Payment, in the form provided in Schedule H – Release and Certificate of Final Payment, releasing all of the Contractor’s claims against the Work and the Owner arising under or by virtue of this Contract, other than such claims, if any, as may be expressly identified by their nature and amount by the Contractor in the Release and Certificate of Final Payment, or as attached as an attachment thereto.

21.2	When conditions set out in Section 21.1 have been met by the Contractor, the Contractor shall issue to the Owner a Total Completion Notice, which the Owner shall counter-sign upon the conditions precedent set out in Section 21.1 having been met by the Contractor.

ARTICLE 22 - Liquidated Damages

22.1	Liquidated Damages shall be paid by the Contractor to the Owner in accordance with this Article 22 - Liquidated Damages.

22.2	If the Initial Operation Date is not December 31, 2012 or earlier for whatever reason or cause, then the Contract Price shall be reduced by $1,400,000 (the “Late Completion Charge”).

22.3	If the Contractor fails to achieve Commercial Operation within 30 days following the Required Commercial Operation Date (the “Delay LD Start Date”), the Contractor shall pay the Owner the following amounts:

(a)	$10,000 for each day of delay in Commercial Operation after the Delay LD Start Date until 30 days after the Delay LD Start Date;

(b)	$20,000 for each day of delay in Commercial Operation starting 31 days after the Delay LD Start Date until 60 days after the Delay LD Start Date; and

(c)	$30,000 for each day of delay in Commercial Operation starting 61 days after the Delay LD Start Date until the day that Commercial Operation is achieved,

(together the “Delay Liquidated Damages”);

provided that the aggregate of Delay Liquidated Damages and the Late Completion Charge shall not exceed 10 % of the Contract Price. Subject to Article 41 - Limitation of Liability, the Contractor shall complete the Work even if the Delay Liquidated Damages are exhausted.

22.4	If the Contractor fails to attain Total Completion by the Required Total Completion Date, the Contractor shall pay performance liquidated damages in accordance with Schedule C – Performance Guarantees, Testing and Liquidated Damages (the “Performance Liquidated Damages”). Performance Liquidated Damages shall not exceed 10 % of the Contract Price, provided that the Contractor shall have the obligation to complete the Work even if the Performance Liquidated Damages are exhausted subject to Article 41 - Limitation of Liability.

22.5	The Parties acknowledge and agree that, in the circumstances where Liquidated Damages are payable by the Contractor, the Owner shall suffer financial damage in such circumstances and that such financial damage shall be proximate and substantial, but the actual amount thereof shall be difficult, if not impossible, to ascertain, and, accordingly, the amount, or method of determining the amount, of the Liquidated Damages is a genuine pre-estimate, or a methodology for arriving at a genuine pre-estimate, of the amount of such financial damage and shall not be considered penal.

ARTICLE 23 - Warranty

23.1	The warranty period for design, workmanship, materials, services and equipment shall extend until 12 months following the Commercial Operation Date unless a longer period for specified long life equipment is identified in the Owner’s Requirements, where such longer warranty periods can be obtained from the equipment vendors (the “Warranty Period”).

23.2	Defective work repaired, replaced or otherwise corrected by the Contractor shall be warranted for a period equal to a single additional 12 months or the remaining warranty period for special warranty period items, whichever is longer.

23.3	The Contractor, at its cost, shall perform all work and supply all labour, equipment and materials necessary to repair and replace any defective work, equipment or materials including the disassembly and reassembly of any equipment necessary to access defective work, equipment and materials. Warranty work shall be conducted in a manner so as to minimize, on a commercially reasonable basis, any adverse impact on the operation of the Facility. Should the Contractor fail to remedy a defect, or commence a remedy of a defect during the applicable warranty period in accordance with this Contract, within 10 Business Days of the Owner providing a Notice to the Contractor to remedy the same, the Owner may proceed with any activities necessary to remedy the defect and the Contractor shall be liable to and shall indemnify the Owner for any and all reasonable costs and expenses incurred by the Owner in doing so and the Owner may retain and deduct such amount from payments or other monies due, or which may become due, to the Contractor, howsoever arising.

23.4	If any of the equipment and material supplied by the Contractor or any Subcontractor experiences failure during the applicable warranty period, the Contractor shall at its own cost, investigate the root cause of such failure and provide a report to the Owner setting forth the root cause analysis, unless the failure was a non-repetitive occurrence, has no safety implications and its correction will cost less than $25,000. The Contractor shall make such repairs, replacements or adjustments satisfactory to the Owner necessary to correct the root cause of the failures.

23.5	The Contractor shall grant the Owner access to the Work and plan a coinciding scheduled outage of the Facility, in the period that is nine to twelve months following the Commercial Operation Date, for the purposes of carrying out warranty inspections.

ARTICLE 24 - Compliance with Applicable Law

24.1	The Contractor shall comply with all Applicable Law, the Safety Plan, Environmental Management Plan and the QA Program in connection with the Work and the Work Site. The Contractor shall ensure that the Work complies with all Codes and Standards and Applicable Law. The Contractor shall ensure that its employees and agents comply with, and shall contractually require its Subcontractors and their respective employees and agents to comply with, all Applicable Law and the applicable portions of the Safety Plan, the Environmental Management Plan and the QA Program.

24.2	The Contractor shall be responsible for preparation for the Owner’s review and approval of all reports required for submission pursuant to Applicable Law, such review and approval not to be unreasonably delayed or withheld.

24.3	The Contractor shall be responsible for all interfaces with Governmental Authorities and implement all design changes for the Work required by such Governmental Authorities. Without limiting the generality of the foregoing, the Contractor shall obtain, maintain in good standing and pay for, those licenses, permits and approvals from Governmental Authorities or other third parties required by Applicable Law or the Contract to perform the Work other than those permits, if any, to be obtained by the Owner as specified herein.

24.4	Before submitting any application to a Governmental Authority after the effective date of this Contract for any permit relating to the Project or the Work, the Contractor shall provide a full copy of the intended application to the Owner for review.

24.5	If the Contractor discovers any variance between Applicable Law and any materials purchased or supplied by the Contractor or Subcontractors, the Contractor shall promptly notify the Owner before proceeding with the part of the Work affected, and shall make the necessary modifications to, or replacements of, the materials to comply with Applicable Law, at the Contractor’s expense.

ARTICLE 25 - Safety and Loss Management

25.1	The Owner and the Contractor are committed to safety and the application of loss management principles in the conduct of their business. The Parties recognize that excellence in safety and loss management can only be achieved through the active participation of everyone, including Subcontractors and their respective employees, consultants and agents.

25.2	The Contractor shall have the highest regard for safety, emergency procedures and loss management at all times during the performance of the Work. The Contractor shall at all times be responsible for safety and loss management in the performance of the Work and at the Work Site. The Contractor shall comply with the Safety Plan.

25.3	All employees of the Contractor and Subcontractors and all Work Site visitors must successfully complete any safety orientation courses and other similar courses stipulated in the Safety Plan before being allowed access to the Work Site, and it shall be the Contractor’s responsibility to ensure that they have done so.

ARTICLE 26 - Meetings

26.1	The Contractor shall schedule and conduct periodic meetings with the Owner for the purpose of reviewing the progress of the Work and adherence to the Project Plan. The frequency of such meetings shall be established and modified, from time to time, by mutual agreement of the Owner and the Contractor; provided, however, the Owner shall be entitled to require that meetings occur as frequently as weekly. The Contractor shall cause a representative of any relevant Subcontractor to attend such meeting at the Owner’s request.

26.2	Minutes of all meetings shall be the responsibility of the Contractor and shall be provided to the Owner in hardcopy and electronic format. In addition, the Owner may call meetings with the Contractor at any reasonable time at mutually agreed locations to discuss the Work, schedules, safety, reports or any other issues.

26.3	Unless otherwise agreed in respect of a particular monthly progress meeting, monthly progress meetings shall be scheduled to be held within one week of issuance of monthly reports. The time and place shall be as mutually agreed.

ARTICLE 27 - Work Area and Clean Up

27.1	The Contractor shall be responsible for keeping all its working and storage areas clean, orderly and secure.

27.2	The Contractor shall not, and shall ensure that its Subcontractors do not, use, transport, or store Hazardous Material at the Owner’s Site except with the prior approval of the Owner’s Representative, which shall not be unreasonably withheld or delayed in respect of Hazardous Materials required for the purposes of the Work. All Hazardous Material used, transported or stored shall be dealt with in accordance with, and the Contractor shall comply with, Applicable Law and the Contract.

27.3	The Contractor shall clean up, remove and dispose of all surplus materials, containers, trash and debris resulting from the Work. Upon completion of the Work, or earlier termination of the Contract, the Contractor shall promptly clean up and remove all equipment, tools and surplus materials from the Work Site and shall leave the Work Site clean and ready for the Owner’s use and occupancy.

ARTICLE 28 - Intellectual Property and Confidentiality

28.1	The Contractor shall indemnify, defend, and hold the Owner harmless from losses, claims or payments for infringement or alleged infringement of any Intellectual Property or other proprietary right based upon the Work including design and engineering, or the materials and equipment designed or incorporated into the Work by the Contractor or any Subcontractor.

28.2	The Contractor, at its sole cost, shall substitute non-infringing equipment or processes for infringing equipment or processes, modify such infringing equipment or processes so they become non-infringing, or obtain the necessary licenses for the Owner to use the infringing equipment or processes. Any substituted and modified equipment or processes must meet all the requirements and will subject to all of the provisions of this Contract. The option proposed by the Contractor shall be subject to the approval of the Owner, taking into account cost and lost time impacts on the Owner of the proposed remedy versus alternative remedies.

28.3	The Contractor shall grant, and shall make commercially reasonable efforts to cause its Subcontractors to grant, to the Owner at no additional cost, a perpetual, irrevocable, non-exclusive, transferable and assignable, royalty free, paid up license to use Intellectual Property included in the Work for use in the construction, operation and maintenance of the Owner’s Facility. The license granted to the Owner above shall not apply to Third Party Software and the Owner agrees that the standard license terms for Third Party Software shall apply to the relevant Third Party Software. The Contractor shall make commercially reasonable efforts in respect of any Third Party Software that: (a) a license is granted in the name of the Owner; (b) support for the Third Party Software is commercially available in the Canadian market but the Contractor has no liability if such support becomes unavailable after the date of the purchase of the Third Party Software; and (c) open source Third Party Software is considered to the extent reasonably and commercially practicable (having regard to the relevant equipment to which the Third Party Software relates).

28.4	Except as provided above, or otherwise expressly permitted by this Contract, neither Party shall disclose or have the right or license to use the Intellectual Property or confidential information of the other Party, or its subcontractors or affiliates, without the prior written consent of the disclosing Party or such subcontractor or affiliate, as applicable.

ARTICLE 29 - Proprietary Information

29.1	Title to Proprietary Information shall vest in the Owner as it comes into existence. The Contractor shall keep, maintain and provide to the Owner adequate and current records of all Proprietary Information.

29.2	The Contractor shall keep all Proprietary Information in confidence, shall not use it, or any part of it, except in the performance of the Work and shall not disclose it to others or otherwise use it, without the Owner’s prior written consent or as otherwise provided for in this Contract.

ARTICLE 30 - Force Majeure

30.1	Each Party shall be excused from performance and shall not be construed to be in default in respect of any obligation hereunder, for so long as and to the extent that failure to perform such obligation is due to an Event of Force Majeure; provided, however, an Event of Force Majeure shall not excuse either Party from the obligation to make payments for any obligation.

30.2	If either Party desires to invoke an Event of Force Majeure as a cause for delay in its performance of, or failure to perform, any obligation hereunder, it shall, as soon as is practicable but in any event within ten Business Days after the occurrence of the inability to perform due to an Event of Force Majeure, advise the other Party in writing of such date and the nature and expected duration and effect of such Event of Force Majeure. Promptly, but in any event within ten days, after such Notice is given pursuant to the preceding sentence, the Parties shall meet (or otherwise communicate) to discuss the basis and terms upon which the Work shall be continued, to the extent feasible taking into account the effects of such Event of Force Majeure.

30.3	Each Party suffering an Event of Force Majeure shall take, or cause to be taken, such commercially reasonable action as may be necessary to void, or nullify, or otherwise to mitigate, in all material respects, the effects of such Event of Force Majeure. The Parties shall take all reasonable steps to ensure normal performance under this Contract, including the resumption of any disrupted obligations.

ARTICLE 31 - Delays Caused by the Contractor

31.1	If the Contractor is responsible for a delay in the progress of the Work, or fails to complete any portion of the Work within the time limits set out in the Milestone Schedule, then the Contractor shall, at no additional cost to the Owner, provide a recovery plan to the Owner setting out the steps that will be taken by the Contractor to recover critical path progress and meet the Commercial Operation Date. The Contractor will carry out the recovery plan.

ARTICLE 32 - No Fault Termination

32.1	Either Party may, without liability to either Party, terminate this Contract by Notice to the other Party if:

(a)	the capital work order application made by the Owner in respect of the Project is not approved by the Nova Scotia Utility and Review Board on or before December 31, 2010 or is approved on or before December 31, 2010 but such approval is not satisfactory to the Owner in form and substance acting reasonably; or

(b)	the transactions contemplated by the Asset Purchase Agreement do not close by December 31, 2010.

32.2	The Contractor may, without liability to either Party, terminate this Contract by Notice to the Owner if the Owner does not issue a Full Notice to Proceed by December 31, 2010.

ARTICLE 33 - Default

33.1	The Contractor shall be in default of its obligations pursuant to the Contract upon the occurrence of the following events of default (“Contractor Event of Default”):

(a)	The Contractor or the Parent makes a general assignment for the benefit of its creditors, becomes insolvent, admits in writing its inability to pay its debts, is generally unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, receivership, arrangement, stay, moratorium, reorganization or other debtor relief proceeding now in existence or hereafter becoming effective, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within 30 days after it is commenced;

(b)	The Contractor fails to comply with an arbitral decision relating to this Contract;

(c)	The Contractor has made a material misrepresentation in this Contract, unless the fact, circumstance or condition that is the subject of such representation is made true within 30 days after Notice thereof and the negative effects of the material misrepresentation are mitigated within such 30 day period;

(d)	The Contractor or the Parent ceases to carry on all or substantially all of its business (but not a temporary shutdown of the Operator’s mill operations);

(e)	The Contractor assigns or transfers this Contract or any right or interest therein without the written consent of the Owner;

(f)	The Contractor fails to maintain any insurance coverage required to be maintained by the Contractor;

(g)	The Contractor fails to perform or observe any material provision of this Contract and such failure continues for 30 days after the Contractor receives a Notice from the Owner with respect thereto. Provided, however that if such breach is not capable of cure within such 30 day period, but is capable of cure within a reasonable time (having regard to the nature of the breach), and:

(i)	the Contractor provides a reasonable schedule for the cure of such breach that is acceptable to the Owner (which acceptance shall not be unreasonably withheld or delayed), provided that a recovery plan implemented pursuant to Section 31.1 is deemed to be a reasonable schedule for the cure of a breach arising from a failure to meet the Milestone Schedule; and

(ii)	the Contractor commences and diligently proceeds to cure such breach in accordance with the agreed schedule for cure,

such breach shall not constitute a Contractor Event of Default unless the breach remains uncured when the time to cure such breach as set out in the agreed schedule for cure has lapsed;

(h)	the Contractor suspends or abandons the Work;

(i)	the cap on Delay Liquidated Damages is reached; or

(j)	the Parent Guarantee ceases to be in full force and effect.

33.2	In the event of a Contractor Event of Default, the Owner shall have the following rights and remedies, in addition to any other rights and remedies that may be available to the Owner hereunder and pursuant to Applicable Laws, and the Contractor shall have the following obligations:

(a)	the Owner, without prejudice to any of its other rights or remedies, may terminate this Contract. If the Owner terminates this Contract as a result of a Contractor Event of Default, it shall nevertheless, if requested by the Contractor, provide steam, condensate, compressed air and related goods and services (the “Mill Services”) to the Contractor for a price to be determined as follows:

(i)	If the Owner does not complete the construction of the Facility or if it completes the construction of the Facility at a cost greater than an amount equal to the Contract Price, net of any damages paid by the Contractor to the Owner under this Contract, the price shall be agreed by the Parties, shall be based on the cost of fuel consumed and the proportionate costs of capital and operation and maintenance referable to the production of the Mill Services, and shall be invoiced monthly by the Owner to the Contractor. Failing agreement on the price either Party may refer the matter to dispute resolution pursuant to Section 37.2;

(ii)	If the Owner completes the construction of the Facility at a cost, net of any damages paid by the Contractor to the Owner under this Contract, which does not exceed an amount equal to the Contract Price, the price shall be that provided for in the MO & M Agreement or the Steam, Fuel and Shared Services Agreement pursuant to the MO & M Agreement whichever applies;

(iii)	If the situation contemplated in (ii) above occurs then there shall be a true up with respect to any amount previously invoiced and paid under (i) above.

(b)	If requested by the Owner, the Contractor shall: (i) withdraw from the Work Site; (ii) assign to the Owner (without recourse to the Contractor) such of the Contractor’s subcontracts, purchase orders and permits as the Owner may request; (iii) deliver and make available to the Owner all information, documents, patents, and licences of the Contractor related to the Work reasonably necessary to permit the Owner to complete or cause the completion of the Work; (iv) authorize the Owner and its agents to use such information in completing the Work; and (v) remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by the Contractor in the performance of the Work as the Owner may direct;

(c)	the Owner may take possession of any or all Documentation, and Work Site facilities, tools, spares and equipment of the Contractor related to the Work necessary for completion of the Work (whether or not such drawings and specifications, manuals, and Work Site facilities are complete);

(d)	the Owner, without incurring any liability to the Contractor, shall have the right (either with or without the use of the Contractor’s equipment) to finish the Work, or have the Work finished, and the Owner shall have the right to take possession of and use all construction equipment of the Contractor necessary for completion of the Work, and the Contractor shall have no right to remove such items from the Work Site until such completion;

(e)	the Owner may seek equitable relief to cause the Contractor to take action or to refrain from taking action pursuant to this Contract, or to make restitution of amounts improperly received under this Contract;

(f)	the Owner may, but is not obligated to, make such payments or perform such obligations as are required to cure a Contractor Event of Default and offset the cost of such payment or performance against payments otherwise due to the Contractor under this Contract; and may seek damages, and may proceed against any bond, guarantee, Letter of Credit, or other security given by or for the benefit of the Contractor for its performance under this Contract concurrently or otherwise.

33.3	The Contractor shall be liable to the Owner for any and all actual damages suffered by the Owner as a result of a Contractor Event of Default. To the extent that the actual costs of completing the Work, including compensation for obtaining a replacement contractor or contractors or for obtaining additional professional services required as a consequence of a Contractor Event of Default, exceed those amounts that would have been payable to the Contractor but for any Contractor Event of Default, the Contractor shall be obligated to pay the difference to the Owner. The Owner’s damages under this Section 33.3 are limited by Article 41 - Limitation of Liability below.

33.4	The Owner shall be entitled to withhold further payments to the Contractor for the Work performed prior to termination of this Contract until the Owner determines the liability of the Contractor, if any. Upon determination of the total cost of the Work and any damages, the Owner shall notify the Contractor in writing of the amount, if any, that the Contractor shall pay the Owner or the Owner shall pay the Contractor.

33.5	The occurrence of any one or more of the following events shall constitute an event of default by the Owner hereunder (each, an “Owner Event of Default”):

(a)	The Owner makes a general assignment for the benefit of its creditors, becomes insolvent, admits in writing its inability to pay its debts, is generally unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, receivership, arrangement, stay, moratorium, reorganization or other debtor relief proceeding now, in existence or hereafter becoming effective, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within 30 days after it is commenced;

(b)	The Owner has made a material misrepresentation in this Contract, unless the fact, circumstance or condition that is the subject of such representation is made true within 30 days after Notice thereof and the negative effects of the material misrepresentation are mitigated within such 30 day period;

(c)	The Owner’s failure to pay to the Contractor any required payment which is not in dispute which failure or breach continues for thirty (30) days after receipt of Notice from the Contractor that the account is overdue; or

(d)	The Owner fails to comply with an arbitral decision related to this Contract.

33.6	In the event of an Owner Event of Default, in addition to any other rights and remedies that may be available to the Contractor under this Contract and Applicable Laws, the Contractor may, without prejudice to any of its other rights or remedies, terminate this Contract.

ARTICLE 34 - Taxes

34.1	Except for HST payable by the Owner with respect to payments due to the Contractor the Contract Price includes and the Contractor shall be responsible for the payment of:

(a)	all taxes imposed by reason of the performance or completion of the Work including license, permit and registration fees and the Contractor’s income, profit, franchise, business, and personal property taxes;

(b)	all employment taxes and contributions imposed by Applicable Law or required to be paid on behalf of the employees of the Contractor or its Subcontractors, including taxes and contributions for income tax, workers’ compensation, unemployment insurance, old age benefits, welfare funds, pensions and annuities and disability insurance;

(c)	all taxes, other than property taxes, on the Work Site and arising out of the Work; and

(d)	all customs, sales and excise taxes and duties owing with respect to any labour, machinery, materials and equipment to be supplied by the Contractor and used in performance of or incorporated into the Work,

34.2	All taxes, duties and contributions set out Section 34.1(a), (b), (c), and (d) other than the Contractor’s income, profit, franchise, business, and personal and real property taxes shall be considered to be Project costs within the meaning of Section 13.5.

34.3	The Contractor shall indemnify and hold the Owner harmless from any liability resulting from the failure of the Contractor or its Subcontractors to make timely payments of the items referred to in this Section or such similar items for which the Contractor is responsible. Any interest, penalties or other liabilities arising from such failure shall be the sole responsibility of and be paid for by the Contractor.

ARTICLE 35 - Workers’ Compensation

35.1	The Contractor shall ensure all its employees and representatives engaged in the performance of the Work are registered for workers’ compensation coverage in accordance with the statutory requirements of the Province of Nova Scotia.

35.2	The Contractor shall at all times pay or cause to be paid any workers’ compensation assessment or contribution required to be paid pursuant to Applicable Law and upon failure to do so, the Owner, in addition to any other rights it may have at Applicable Law or under the Contract, may retain the amount of such assessment or contribution from the Contract Price and remit it promptly to the Workers’ Compensation Board (Nova Scotia).

35.3	The Contractor shall indemnify and save harmless the Owner from all workers’ compensation assessments due by the Contractor in relation to the Work.

35.4	Prior to the performance of any Work, before the release of the Builders’ Lien Holdback, and upon request by the Owner at any other reasonable time, the Contractor shall provide, or cause to be provided, evidence in respect of itself and each Subcontractor which has performed work at the Work Site:

(a)	that it has an account with the Workers’ Compensation Board (Nova Scotia);

(b)	that its account is in good standing and that it has paid any assessments made by the Workers’ Compensation Board (Nova Scotia) in relation to the Work.

ARTICLE 36 - Project Security

36.1	To secure the Contractor’s performance of its obligations under this Contract, the Contractor shall provide to the Owner:

(a)	an irrevocable draw-down Letter of Credit (or other form of security acceptable to the Owner, in its sole discretion) in the amount of $10,000,000 in accordance with the requirements of the Asset Purchase Agreement; and

(b)	on the earlier of:

(i)	the date on which the aggregate Contract Price invoiced hereunder meets or exceeds $10,000,000; and

(ii)	January 7, 2011,

a Letter of Credit in replacement of the Letter of Credit in (i) on the same terms as the Letter of Credit in (ii) in the amount of $15,000,000.

36.2	On the Commercial Operation Date, the Contractor may reduce the Letter of Credit to $10,000,000 on the same terms as the original Letter of Credit. Unless the Letter of Credit is called, it shall expire on the date that is the later of: (a) two weeks following the Total Completion Date; and (b) two weeks following the end of the 12 month warranty period set out in Section 23.1.

36.3	All costs of any Letter(s) of Credit shall be borne by the Contractor.

36.4	If a Letter of Credit is not renewed before the fourteenth calendar day preceding its expiry date, or, as the case may be, the expiry of any renewal period thereof, the Owner shall be entitled to make demand for the entire amount of the Letter of Credit. If the Owner demands and receives any payment under a Letter of Credit under this section, then the Owner shall return any amount received under the Letter of Credit that is not applied in respect of damages under this Contract following delivery by the Contractor of a replacement Letter of Credit in accordance with the requirements of this Contract.

36.5	The Letter(s) of Credit and replacements thereof may be denominated in Canadian or US dollars.

36.6	In addition, the Contractor shall deliver the Parent Guarantee in accordance with the requirements of the Asset Purchase Agreement.

ARTICLE 37 - Disputes

37.1	In the event of a dispute regarding the Project or this Contract, the Parties shall attempt to resolve the dispute amicably and promptly by appointing a senior executive of each Party to attempt to mutually agree upon a resolution. Either Party may give the other Party Notice of any dispute or claim. Within ten days after delivery of said Notice, the executives shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange information and attempt to resolve the dispute or claim within 30 days. If the two senior executives cannot reach a resolution, the dispute may be set for arbitration as described herein.

37.2	In the event of a dispute arising between the Parties as to the subject matter of this Contract that cannot be resolved between them, the Parties agree to submit the dispute to binding arbitration, pursuant to the terms of the Commercial Arbitration Act (Nova Scotia). In particular, the Parties agree to utilize the arbitration procedure set out in Schedule “A” to the Commercial Arbitration Act (Nova Scotia) in the conduct of the arbitration. The Party wishing to have any dispute submitted to arbitration (the “Claimant”) shall give Notice to the other Party (the “Respondent”) specifying the particulars of any issue in dispute and proposing the name of the individual it wishes to be the single arbitrator. Within 15 days thereafter, the Respondent shall give Notice to the Claimant advising whether the Respondent accepts the arbitrator proposed by the Claimant. If Notice is not given within the 15 day period, the Respondent shall be deemed to have accepted the arbitrator proposed by the Claimant. In the event that the Parties cannot agree on a single arbitrator within the 15 day period, the arbitrator shall be selected in accordance with the Commercial Arbitration Act (Nova Scotia). No such arbitrator shall have previously been employed by either Party and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The cost of the arbitration (excluding a Party’s legal fees and disbursements) shall, unless otherwise ordered by the arbitrator, be borne equally by the Parties. The decision of the arbitrator shall be final and binding and the beneficiary of any award of the arbitrator may bring proceedings in any jurisdiction to enforce the award or any judgment enforcing the award. The bringing of such proceedings in one or more jurisdictions shall not preclude the bringing of enforcement proceedings in any other jurisdiction. In connection with any such proceeding, each Party waives any right to de novo review of the award against that Party. All matters relating to any arbitration held pursuant to this paragraph, including the existence of the dispute and its referral to arbitration, shall be held in confidence by both Parties and disclosed only with the consent of both Parties or if required by Applicable Law.

37.3	All Work and the performance of all other obligations, including undisputed payments, under this Contract shall continue during the dispute resolution proceeding.

37.4	For the purpose of obtaining or enforcing judgment against the Contractor in a court in any jurisdiction, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due under this Contract in any currency other than the Judgment Currency (the “Obligation Currency”), the conversion shall be made at the rate of exchange at which the applicable Party would, on the relevant date at 12:00 noon, be prepared to sell the Obligation Currency, as the case may be, against the Judgment Currency on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that shall give effect to the conversion being made on that date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the “Judgment Conversion Date”).

If, in the case of any proceeding in the court of any jurisdiction, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Contractor shall pay the additional or lesser amounts as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, produces the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

ARTICLE 38 - Survival

38.1	In addition to those terms, covenants, provisions or conditions of the Contract which expressly survive the termination of the Contract, the terms, covenants, provisions or conditions set out in the following Sections and Articles of this Contract shall continue in full force and effect subsequent to and notwithstanding such termination, until such terms, covenants, provisions and conditions are satisfied, expire due to the conclusion of an express time limitation in respect of same, or otherwise by their nature expire: Article 1, Article 2, Article 3, Section 5.6, Section 5.7, Section 7.9, Section 13.6, Section 17.3, Article 23, Article 28, Article 29, Article 34, Section 35.3, Article 37, Article 39, Article 40, Article 41 Section 42.4, Section 45.3 and Article 46.

ARTICLE 39 - Contractor Indemnity

39.1	The Contractor shall indemnify and hold the Owner Indemnified Parties harmless from any liability resulting from the failure of the Contractor or Subcontractors to make timely payments of the items referred to in this Article or such similar items for which the Contractor is responsible. Any interest, penalties or other liabilities arising from such failure shall be the sole responsibility of and be paid for by the Contractor.

39.2	The Contractor shall at all times reimburse, protect, indemnify and save free and harmless the Owner Indemnified Parties, the Work Site and the other lands and property of the Owner Indemnified Parties from and against all liens and claims made or liability incurred by the Owner Indemnified Parties on account of the Work performed or materials supplied by employees of the Contractor and Subcontractors, or on account of an exaggerated lien filed by the Contractor, including legal fees on a solicitor-and-own-client (indemnity) basis, except to the extent that the Owner has failed to pay the Contractor in accordance with this Contract. The Contractor shall cause any such lien or claim which may be filed or made, to be released and discharged forthwith at the expense of the Contractor. If the Contractor fails to release or obtain the release and discharge of any such lien or claim, then the Owner may, but shall not be obliged to, discharge, release or otherwise deal with the lien or claim, and the Contractor shall pay any and all costs and expenses incurred by the Owner Indemnified Parties in so releasing, discharging or otherwise dealing with the claim or lien, including legal fees on a solicitor-and-own-client (indemnity) basis. Any amounts so paid by the Owner Indemnified Parties may be deducted from any amounts due the Contractor whether under this Contract or otherwise.

39.3	The Contractor shall be liable to and shall indemnify, and hold harmless the Owner Indemnified Parties for all losses, damages and expenses, including legal fees on a solicitor-and-own-client (indemnity) basis, which they or any of them may incur as a result of any third party claims, demands, actions or proceedings for:

(a)	any acts or omissions in connection with the performance, purported performance or non-performance of this Contract or of the Work by the Contractor or Subcontractors or their respective employees or agents;

(b)	any acts or omissions of the Owner, other contractors or their respective employees or agents, or in connection with such acts or omissions, while acting under the direction and control of the Contractor, Subcontractors or their respective employees or agents; or

(c)	any liability, claims, damages, costs and expenses arising from the failure of the Contractor or Subcontractors, or their respective employees or agents to comply with Applicable Law.

39.4	The Contractor shall, at its sole expense, if requested by the Owner, defend those persons entitled to be indemnified by the Contractor under this Contract. The Owner shall have the right, if it so elects, to participate in any such defence and the Contractor shall have the right to settle claims to a maximum of $250,000 without first consulting with the Owner and thereafter only with the consent of the Owner, which consent shall not be unreasonably withheld, delayed or conditioned provided, however, that Section 3.1(n) shall not apply to such consent.

39.5	The Contractor shall be liable to and shall indemnify the Owner Indemnified Parties for all losses, damages and expenses on account of:

(a)	all physical damage caused by the Contractor or Subcontractors to the Work, the Work Site, the property of the Owner Indemnified Parties or other contractors or property under the care, custody or control of the Owner or other contractors related to the Project; and

(b)	the cost to repair or make good any and all damage to roads, bridges, railroads, highways, land adjacent to the Work Site, irrigation canals or facilities, ditches or equipment relating thereto caused by or resulting from the actions of the Contractor or Subcontractors in relation to this Project.

ARTICLE 40 - Owner Indemnity

40.1	The Owner shall indemnify and save the Contractor harmless from all claims and demands, including legal fees on a solicitor-and-own-client (indemnity) basis arising out of any patent, trademark, copyright or industrial design infringement pertaining to any equipment, machinery, materials, compositions, processes, methods or designs supplied or specified for use by the Owner to the Contractor for use in connection with the Work.

40.2	The Owner shall indemnify and hold harmless the Contractor, Subcontractors, and their respective officers and directors from and against all third party claims, demands, losses, damages, expenses, actions and proceedings and which arise on account of and are attributable to the Owner’s obligations hereunder and the action of the Owner employees, agents and contractors (excluding the Contractor) while on the Work Site to the extent such employees, agents and contractors (excluding the Contractor) are not working under the direction or control of the Contractor, Subcontractors or their respective employees or agents.

ARTICLE 41 - Limitation of Liability

41.1	Except for Liquidated Damages, claims arising under the indemnities for Intellectual Property, liens, third party claims and workers’ compensation and except to the extent to which coverage is provided by a policy or policies of insurance, as applicable:

(a)	the Contractor’s total aggregate liability on any basis whatsoever (including all financial and non-financial obligations) to the Owner shall be limited to $10,000,000, provided that in the event that the Contractor has abandoned the Work then the Contractor’s total aggregate liability, including all Liquidated Damages, shall be limited to 20% of the Contract Price plus $10,000,000; and

(b)	the Contractor, Subcontractors, and their respective officers and directors shall not be liable to the Owner, or anyone claiming through or under it, whether by way of indemnity or by reason of breach of contract or in tort, including liability for negligence and breach of statutory duty, or on any other legal or equitable basis, for:

(i)	special, punitive, indirect, economic or consequential loss or damage;

(ii)	loss of use, whether complete or partial, of the Work or existing facilities of the Owner or third parties;

(iii)	loss of product;

(iv)	loss of revenue, overhead and profit; or

(v)	loss of any contract that may be suffered by the Owner.

41.2	The Owner’s total aggregate liability on any basis whatsoever (including all financial and non-financial obligations) to the Contractor shall be limited to $10,000,000 except for the obligation to pay the Contract Price in accordance with the terms of this Contract.

ARTICLE 42 - Insurance Provided by Contractor

42.1	The Contractor agrees to provide and/or cause subcontractors to provide and maintain in full force and effect with financially responsible insurance carriers, the following insurance, which shall take effect within five Business Days following the Commencement Date and shall remain in effect during the term of this Contract and any extension thereof or as otherwise specified herein.

(a)	Automobile Liability Insurance, covering all licensed motor vehicles owned, rented or leased and used in connection with the Work covering Bodily Injury and Property Damage Liability to a combined inclusive minimum limit of $2,000,000 and mandatory Accident Benefits.

(b)	Commercial General Liability Insurance on a Wrap-Up basis in an amount not less than $25,000,000 inclusive for bodily injury, including death, personal injury and damage to property, including loss of use thereof, for each occurrence. Property damage deductible shall not exceed $250,000 per occurrence and bodily injury shall not be subject to a deductible. The Commercial General Liability Insurance on a Wrap-Up basis shall contain a waiver of any subrogation rights that the insurers may have against the Owner or those for whom the Owner is in law responsible. Coverage shall specifically include as a minimum, but not be limited to the following:

(i)	Include the Owner as Insured as well as all sub-contractors, architects and engineers working at the Work Site;

(ii)	Blanket Contractual Liability;

(iii)	Damage to property of the Owner including loss of use thereof;

(iv)	Pollution Liability coverage on at least a Sudden and Accidental basis;

(v)	Products & Completed Operations including a provision that such coverage to be maintained for a period not less than 12 months following the Total Completion Date;

(vi)	Blasting, pile driving, caisson work, underground work;

(vii)	Employer’s Liability;

(viii)	Non-Owned Automobile Liability; and

(ix)	Broad Form Property Damage.

(c)	Equipment Insurance covering equipment and tools, owned, rented or leased for the full replacement cost of such equipment on an “All Risks” basis including marine based risk subject to normal exclusions. The Equipment Insurance shall contain a waiver of any subrogation rights that the insurers may have against the Owner or those for whom the Owner is in law responsible.

(d)

“All Risks” Builder’s Risk insurance and/or Installation Floater as applicable, including mechanical and electrical breakdown, testing and commissioning to a limit of the value of the full replacement cost of the Work, any one occurrence, covering physical loss or damage to the Work and expediting expenses, including physical loss or damage resulting from latent defects, faulty workmanship, errors in design and planning if not otherwise excluded by the terms of the policy. Insured property to include materials, operating equipment, and supplies for incorporation therein, including temporary or off-site storage and project lay-down areas, and all temporary structures used in the erection of the Work while in transit to and from the Work Site or in storage, while at the Work Site, before and during erection and until completed and while awaiting tests and during testing and commissioning. The deductible shall not exceed $2,500,000. The “All

Risks” Builder’s Risk insurance and/or Installation Floater as applicable shall contain a waiver of any subrogation rights that the insurers may have against the Owner or those for whom the Owner is in law responsible. The insurance noted above shall be maintained continuously from commencement of the Work until the Commercial Operation Date, or until operational cover is put into effect, whichever is the later.

(e)	Errors & Omissions Insurance or similar insurance coverage rolled into the insurance described in Section 42.1(b) in an amount not less than $2,000,000 aggregate limit covering the period from start of conceptual design through to completion of the Project and the Contractor shall provide the Owner an annual certificate of insurance evidencing proof of renewal of such coverage during such period and for every year for five years following the Total Completion Date. The Errors & Omission Insurance shall contain a waiver of any subrogation rights that the insurers may have against the Owner or those for whom the Owner is in law responsible.

(f)	Such other insurance as is mutually agreed upon between the Contractor and the Owner.

42.2	All the insurance to be provided under Section 42.1:

(a)	shall not be subject to invalidation (as regards the interest of the Owner), by reason of any breach or violation of any warranties, representations, declarations or conditions;

(b)	shall be at the Contractor’s expense and shall be primary, non-contributing with, and not excess of, any other insurance available to the Owner;

(c)	shall be placed with insurers authorized to do business in Nova Scotia; and

(d)	shall provide for 60 days’ prior Notice to the Owner by mail (prepaid, registered, and return receipt requested) in the event of cancellation or material change that reduces or restricts the insurance.

42.3	With respect to the insurance to be provided pursuant to Section 42.1, the Contractor:

(a)	shall maintain the insurance in full force and effect at all times during the term of the Contract;

(b)	shall notify the Owner promptly upon becoming aware of any fact or circumstance that could lead to the cancellation or lapsing of the insurance and, to the extent commercially reasonable and obtainable, shall require any financing party having a secured interest in any policy of insurance to notify the Owner of any possible cancellation or lapsing of any of the insurance; and

(c)	acknowledges and agrees that:

(i)	it shall provide the Owner with the insurance policies including renewals thereof, provided that in respect of equipment and errors and omissions insurance certificates of insurance may be provided in lieu of the insurance policies;

(ii)	its covenant to provide the insurance does not in any way limit or satisfy any other covenant or agreement of the Contractor herein including indemnification provisions;

(iii)	the Owner’s approval of the form of, or a certificate of, the insurance shall not in any way limit or satisfy the Contractor’s covenant to obtain and maintain the insurance;

(iv)	if the Contractor fails to maintain the insurance as set out herein, the Owner shall have the right, but not the obligation, to purchase said insurance at the Contractor’s expense; and

(v)	all deductibles shall be to the account of the Contractor, except as otherwise provided herein.

42.4	In the event the Contractor fails to obtain any waiver of subrogation as required hereunder, the Contractor indemnifies and holds the Owner harmless for all losses, damages and expenses, including legal fees on a solicitor-and-own-client (indemnity) basis, to the extent the Owner incurs such losses, damages and expenses as a result of such failure. This indemnity is not limited by the limitations or exclusions of liability set out in this Contract.

ARTICLE 43 - Independent Contractor

43.1	For the purposes of the Contract and the Work, the Contractor shall be an independent contractor and not the agent or employee of the Owner, except to the extent that the Owner’s Requirements specify that the Contractor shall act as the Owner’s agent in relation to some, or all, of the Procurement Services.

43.2	All persons employed or retained by the Contractor in connection with the performance of its obligations shall be its employees or those of its Subcontractors, as the case may be, and not the employees or agents of the Owner in any respect.

43.3	The Contractor shall have no authority whatsoever to make any statement, representation or commitment of any kind, or to take any action, which may be binding on the Owner, except as provided for in this Contract, as authorized in writing by the Owner or in connection with the performance of the Procurement Services where the Owner’s Requirements specify that the Contractor shall act as the Owner’s agent in relation to some, or all, of the Procurement Services.

ARTICLE 44 - Audit Access

44.1	The Contractor shall preserve the Records in good order during the Contract Time and for a period of seven years thereafter.

44.2	The Contractor shall permit authorized representatives of the Owner to review the Records at all reasonable times during the Contract Time, and for a period of seven years thereafter for the purposes of:

(a)	determining the Contractor’s compliance with all of the terms of the Contract; and

(b)	verifying of all Work performed and all reimbursable costs and other charges payable under the Contract.

ARTICLE 45 - Representatives and Notices

45.1	The Owner’s Representative is Graeme MacKenzie.

45.2	Contractor’s Representative is Donald Dodds. The Contractor shall not change the Contractor’s Representative, except with the prior approval of the Owner, which approval shall not be unreasonably withheld or delayed.

45.3	All approvals, consents, notices, requests, statements, or payments required to be made under this Contract shall be made in writing and shall be delivered in person, by letter, facsimile or other documentary form (“Notice”) including by email provided that any approvals and notices of claims or determinations must be made by letter or facsimile. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close, in which case it shall be deemed received by the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received the next Business Day after it was sent. Notice by e-mail shall be deemed to have been received by the close of business on the Business Day on which it was transmitted, if transmitted during normal business hours. A Party may change its addresses or the persons to whom Notices or copies thereof shall be directed by providing Notice of same in accordance herewith:

To Owner:

Corporate Secretary

Via Courier:

Barrington Tower

1894 Barrington Street, 18th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:	902-428-6096
Facsimile:	902-428-6171

Email:	stephen.aftanas@nspower.ca

With a copy to:

Assistant General Counsel, Nova Scotia Power Incorporated

Via Courier:

Barrington Tower

1894 Barrington Street, 10th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:	902-428-6934
Facsimile:	902-428-4006

Email:	peter.doig@nspower.ca

To Contractor:

Vice-President, General Counsel and Secretary

8540 Gander Creek Drive

Miamisburg OH, 45438 USA

Telephone:	937-242-9339

Facsimile:	937-242-9459

Email:	doug.cooper@newpagecorp.com

And a copy to

NewPage Port Hawkesbury Corp.

General Manager

P.O. Box 9500

Port Hawkesbury, NS B9A 1A1

Telephone:	902-625-2460
Facsimile:	902-625-2595

Email:	tor.suther@newpagecorp.com

ARTICLE 46 - General

46.1	No failure or delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

46.2	No waiver of any right, power or privilege by a Party shall limit or affect that Party’s rights with respect to any breach of the Contract by the other Party.

46.3	Each of the Parties hereto shall execute such further documents and give such further assurances as are required to give effect to the Contract.

46.4	If a court of competent jurisdiction determines that any provision of this Contract is invalid or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions of the Contract.

46.5	All of the covenants and agreements herein contained on the part of either Party shall apply and enure to the benefit of and be binding upon their respective legal representatives, successors and assigns.

46.6	Each of the Parties hereby represents and warrants that it has the power and authority to enter into the Contract and to perform all of its obligations hereunder.

46.7	The Contract constitutes the entire agreement between the Parties with respect to the Work and supersedes and replaces all previous communications, representations and agreements, either written or oral including the Term Sheet which shall be of no further force and effect.

46.8	This Contract is governed exclusively by and construed and enforced in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein and the Parties attorn to the exclusive jurisdiction of the Courts of Nova Scotia.

46.9	This Contract may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered shall be an original, and those counterparts shall together constitute one and the same instrument. Delivery of this Contract by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

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IN WITNESS WHEREOF the Parties hereto have properly executed this Engineering, Procurement and Construction Contract as of the date first written above.

NOVA SCOTIA POWER INC.

Per:	/s/ Rob Bennett
Rob Bennett President & CEO

Per:	/s/ Mark Savory
Mark Savory Vice President Technical & Construction Services

NEWPAGE PORT HAWKESBURY CORP.

Per:	/s/ Douglas K. Cooper
Douglas K. Cooper Vice President, General Counsel and Secretary